UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHIQUITA BRANDS INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2009

Dear Shareholder:

It is my pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Chiquita Brands International, Inc. The meeting will be held at the Chiquita Center, 250 East Fifth Street, 28th Floor, Cincinnati, Ohio at 10:00 a.m. on May 20, 2009. At the meeting you will be asked to:

(1)	Elect the nine director nominees named in the proxy statement;

(2)	Ratify the appointment of the company’s independent registered public accounting firm; and

(3)	Consider any other matters that may properly be brought before the meeting.

Only shareholders of record at the close of business on the record date, March 23, 2009, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The proxy statement following this letter tells you more about the agenda for the meeting and procedures for voting.

We are pleased to take advantage of recent Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are sending our shareholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement and our 2008 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet. We believe that this process allows us to provide you with the information you need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Your vote is important. We want your shares to be represented at the meeting and we urge you to vote as soon as possible. Thank you for participating in this important process and voting your proxy promptly.

Sincerely,

/s/ Fernando Aguirre
Fernando Aguirre Chairman, President and Chief Executive Officer

Cincinnati, Ohio

April 2, 2009

PROXY STATEMENT

CHIQUITA BRANDS INTERNATIONAL, INC.

Annual Meeting of Shareholders

May 20, 2009

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE

We are providing you with this proxy statement and the related form of proxy because Chiquita’s Board of Directors is soliciting your proxy to vote your shares at the 2009 Annual Meeting. At the meeting, shareholders will be asked to elect the nine director nominees named in this proxy statement, ratify the appointment of the company’s independent registered public accounting firm, and consider any other matters that may properly be brought before the meeting. You are invited to attend the meeting where you may vote your shares directly. However, whether or not you attend the meeting, you may vote by proxy as described on the next page.

We expect to begin mailing the Notice of Annual Meeting of Shareholders and to make these proxy materials available on or about April 10, 2009 to shareholders of record at the close of business on March 23, 2009 (the Record Date).

Who Can Vote

Only holders of record of common stock at the close of business on the Record Date may vote at the meeting. On the Record Date, there were 44,506,919 shares of common stock outstanding and entitled to vote. Each share of common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.

How to Vote Your Shares Held of Record

In accordance with rules recently adopted by the Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

We have mailed a Notice of Annual Meeting of Shareholders and Internet Availability of Proxy Materials (Notice) to registered shareholders. The Notice provides instructions to registered shareholders for accessing our proxy materials, and for voting their common shares, on the Internet. If you are a registered shareholder and prefer to receive a paper or email copy of our proxy materials, you should follow the instructions provided in the Notice for requesting such materials.

Shareholders of record can vote before or at the Annual Meeting in any one of the four ways described below. If you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the proxy form (the management proxies) to vote your shares in the manner you direct.

•	By Internet – You may vote on the Internet at www.proxyvote.com. The Notice describes how to do this. Internet voting will close at 11:59 p.m. Eastern Time, May 19, 2009.

•

By Telephone – You can only vote by telephone if you request and receive a paper copy of the proxy materials and proxy card. The Notice describes how to do this and you must make your request by May 6, 2009. In the U.S. and Canada, you then vote by calling 1-800-690-6903 (toll free). Telephone voting will close at 11:59 p.m. Eastern Time, May 19, 2009.

•

By Mail – You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this and you must make your request by May 6, 2009. You then vote by completing, signing, dating, and returning a proxy card. The proxy card must be received by the close of business on May 19, 2009.

•	In Person – You may come to the Annual Meeting and cast your vote there.

For beneficial shareholders (with shares held in street name) the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the Internet site where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials, if you prefer. You have the right to direct your nominee on how to vote your common shares by following the voting instructions you received from your nominee. If you do not instruct your nominee before the Annual Meeting, then under current New York Stock Exchange rules, the nominee has discretionary authority to vote your shares on the election of directors and the ratification of the company’s independent registered public accounting firm and any other items.

Registered and beneficial shareholders can enroll in the electronic delivery service for future shareholder meetings by using your Notice to register online at www.proxyvote.com by indicating that you agree to receive or access shareholder communications electronically in future years.

YOUR PERSONAL VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE AND/OR PROVIDE YOUR NOMINEE WITH VOTING INSTRUCTIONS PROMPTLY.

Quorum Requirement

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (22,253,460 shares) are present in person or by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

Voting Authority of Management Proxies

Your proxy vote, whether online, by telephone or using a proxy card or other authorized method, authorizes the management proxies to vote as directed by you. If you do not specify voting instructions, your shares represented by the proxy will be voted as recommended by the Board of Directors, namely:

•	FOR the election of all nine nominees for director; and
•	FOR the ratification of the company’s independent registered public accounting firm.

Other Business – We are not aware of any other matter that is expected to be acted upon at the meeting.

How to Change or Revoke Your Proxy Vote

If you give Internet or telephone voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time provided that your instructions are received before voting closes for the method you select. You may change or revoke your vote by:

•	giving new voting instructions on the Internet or by telephone or by mailing a proxy card with a later date;

•	notifying Chiquita’s Corporate Secretary in writing at the address listed at the end of this proxy statement that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

You may use any method to change your vote, regardless of the method first used to submit it. The proxy tabulator will count only the most recent vote received.

How to Vote Shares Held in Chiquita’s Employee Benefit Plans

If you hold Chiquita common stock in one of the company’s employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan.

In the case of the Chiquita 401(k) Savings and Investment Plan (401(k) Plan) and the Chiquita Employee Stock Purchase Plan (ESPP), you will receive a voting instruction card, which will provide instructions to vote online, by telephone or by mail. If you provide voting instructions, the Trustee will vote the shares as you direct. If you do not provide voting instructions by any of these methods, the terms of the plans require the Trustees to vote as described below:

•	Shares in the 401(k) Plan for which no instructions are received will be voted in the same proportion as the shares in the 401(k) Plan for which voting instructions are received; and

•	Shares in the ESPP for which no instructions are received will not be voted.

In accordance with the terms of the Chiquita Tropical Retirement Savings Plan, the Trustee will vote all shares held in that plan without instructions from participants.

Holders of stock options or restricted stock units (RSUs) issued under the Chiquita Stock and Incentive Plan cannot vote the shares issuable upon exercise or vesting until those shares are issued.

Method and Cost of Soliciting Proxies

We have asked banks, brokers, and other institutions, nominees, and fiduciaries to forward the Notice and/or proxy materials to beneficial owners and obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. Proxies may be solicited by Chiquita’s management, without additional compensation, through the mail, in person, or by telephone or electronic means.

Admission to the Meeting

Admission to the meeting will be limited to Chiquita shareholders of record, persons holding proxies from Chiquita shareholders, and beneficial owners of Chiquita common stock. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You also may send proof of ownership to Chiquita’s Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 before the meeting and we will send you an admission card.

Business to be Brought Before the Meeting

Under Chiquita’s Certificate of Incorporation, a shareholder may propose a matter for consideration at the Annual Meeting only if the shareholder properly notified Chiquita of the matter by March 23, 2009. Because Chiquita did not receive any such notices by that date, no matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA’S PRINCIPAL SHAREHOLDERS

The following table lists all the persons who, on the Record Date, were known to be beneficial owners of five percent or more of Chiquita’s common stock, its only voting security, based upon 44,506,919 shares outstanding as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Common Stock
	Shares(1)	Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	6,430,100(2)	14.4%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,718,526(3)	8.4%
Gerald C. Catenacci Principled Capital Management, L.L.C. Principled Asset Administration, L.L.C. Highway Partners, L.P. Thruway Partners, L.P. Roadway Partners, L.P. Expressway Partners Master Fund, Ltd. Freeway Partners Master Fund, Ltd. Motorway Partners Master Fund, Ltd. 666 Fifth Avenue, 37th Floor New York, NY 10103	2,937,083(4)	6.6%

(1)

Under the rules of the SEC, for purposes of preparing this table, shares are beneficially owned if a person has or shares the power (i) to vote them or direct their vote (voting power) or (ii) to sell them or direct their sale (dispositive power), even if the person has no financial interest in the shares. In addition, shares that a person has the right to acquire within 60 days are considered to be beneficially owned.

(2)

This information is based on a Schedule 13G amendment on behalf of FMR LLC (FMR) and its named subsidiaries and affiliates filed with the SEC on February 17, 2009 that reported sole voting power over 329,761 shares and sole dispositive power over 6,430,100 shares. According to the filing, FMR and Edward C. Johnson 3d, Chairman of FMR, through their control of Fidelity Management & Research Company (Fidelity) and other related funds, each has sole dispositive power over 6,079,487 shares owned by the funds. One such fund, Fidelity Small Cap Stock Fund, an investment company, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 3,411,570 shares. Specifically (i) Fidelity beneficially owns 6,079,487 shares, which includes 8,465 shares of common stock resulting from the assumed conversion of $190,000 principal amount of Chiquita’s 4.25% Convertible Senior Notes (Convertible Notes); (ii) Pyramis Global Advisors Trust Company (PGATC), an indirect bank subsidiary of FMR LLC, beneficially owns 324,940 shares, which includes 1,337 shares of common stock resulting from the assumed conversion of $30,000 principal amount of Convertible Notes; (iii) FIL Limited, a foreign investment advisory and management firm, beneficially owns 25,673 shares, which includes 2,673 shares of common stock resulting from the assumed conversion of $60,000 principal amount of Convertible Notes; (iv) Mr. Johnson and FMR LLC, through their control of PGATC, each has sole voting and dispositive power over 310,237 shares and sole power over 289,385 shares; and (v) Mr. Johnson, certain funds and FMR LLC, through their control of Fidelity, each has sole dispositive power over 6,079,487 shares, but the sole voting power over shares owned directly by the funds resides with the funds’ boards of trustees.

(3)

This information is based on a Schedule 13G amendment filed with the SEC on February 9, 2009 in which Dimensional Fund Advisors LP, an investment adviser to four investment companies and investment manager to certain other commingled group trusts and separate accounts, reported that it has sole voting power over 3,663,127 shares and sole dispositive power over 3,718,526 shares, and that it disclaims beneficial ownership of such shares, all of which were reported as owned by the foregoing investment companies, group trusts and separate accounts.

(4)

This information is based on a Schedule 13G amendment filed with the SEC on February 13, 2009 in which Mr. Catenacci reported that as Managing Member of (i) Principled Capital Management, L.L.C. (PCM), which serves as the general partner of Highway Partners L.P., Thruway Partners, L.P., Roadway Partners, L.P., Expressway Partners Master Fund, Ltd., Freeway Partners Master Fund, Ltd. and Motorway Partners Master Fund, Ltd. (collectively, the Funds) and (ii) Principled Asset Administration, L.L.C. (PAA), which serves as investment adviser to the Funds, he has shared voting and dispositive power over 2,937,083 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of common stock beneficially owned as of the Record Date by each nominee for director, each person named in the Summary Compensation Table and all current directors and executive officers as a group. Ms. Anderson became a member of the Board on April 1, 2009.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares(1)		Percent of Class
Fernando Aguirre	764,029	(2)(3)(4)	1.7%
Kerrii B. Anderson	10,000		*
Howard W. Barker, Jr.	36,441	(5)	*
William H. Camp	25,561	(5)	*
Robert W. Fisher	88,174	(2)(5)	*
Clare M. Hasler	30,491	(5)	*
Durk I. Jager	151,235	(2)(5)	*
Michel Loeb	36,261	(3)	*
Jaime Serra	84,807	(2)(5)	*
Steven P. Stanbrook	117,563	(2)(5)	*
James E. Thompson	17,347	(3)	*
Tanios Viviani	52,838	(3)(4)	*
Jeffrey M. Zalla	121,556	(2)(3)(6)	*
All current directors and
executive officers as
a group (17 persons)	1,690,287	(2)(3)(5)(6)	3.7%
*Less than 1% of outstanding shares.

(1)

Unless otherwise noted, each person has full voting and dispositive power over the shares listed except for shares issuable upon the exercise of stock options or upon the vesting of RSUs as described in footnote 2.

(2)

Includes shares that may be acquired through the exercise of stock options within 60 days of the Record Date in the following amounts: Mr. Aguirre, 325,000 shares; Mr. Fisher, 50,000 shares; Mr. Jager, 50,000 shares; Mr. Serra, 50,000 shares; Mr. Stanbrook, 50,000 shares; Mr. Zalla, 75,000 shares; and all current directors and executive officers as a group, 672,500 shares. For Mr. Aguirre, also includes 28,470 RSUs that vest within 60 days of the Record Date.

(3)

Does not include shares of RSUs that will vest more than 60 days after the Record Date in the following amounts: Mr. Aguirre, 172,480 shares; Mr. Loeb, 27,237 shares; Mr. Thompson, 40,246 shares; Mr. Viviani, 56,915 shares; Mr. Zalla, 43,235 shares; and all current directors and executive officers as a group, 466,243 shares.

(4)	Includes shares beneficially owned in the following amounts: Mr. Aguirre, 5,690 shares held in the names of his children; and Mr. Viviani, 27,894 shares held by his spouse.

(5)

Includes RSUs for the following numbers of shares that are deliverable when the recipient ceases to be a non-employee director: Mr. Fisher, 12,500 shares; Mr. Barker, 10,051 shares; Messrs. Jager, Serra and Stanbrook, 10,000 shares each; Mr. Camp, 7,185 shares; and Dr. Hasler, 2,500 shares. Also includes, for the following directors, the following number of whole shares held as of the Record Date under the Directors Deferred Compensation Program (DDCP) which will be issued when the recipient ceases to be a non-employee director: Mr. Camp, 11,376 shares; Mr. Jager, 40,544 shares; Dr. Hasler, 19,435 shares; and Mr. Barker, 16,390 shares.

(6)

Includes the following share equivalents held in the Common Stock Fund of the 401(k) Plan, which are expressed as units and represent a participant’s proportionate interest in the Common Stock Fund: Mr. Zalla 4,950 share equivalents; and all current directors and executive officers as a group, 5,652 share equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Chiquita’s executive officers and directors and certain persons who own more than 10% of any class of its equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of Chiquita equity securities. These persons must also provide Chiquita with copies of these reports when filed. Based on a review of copies of those forms, our records and written representations from our directors and executive officers that no other reports were required, Chiquita believes that all Section 16(a) filing requirements were complied with during and for 2008.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently is comprised of nine members. All existing directors have been nominated by the Board of Directors for election at the Annual Meeting. Each of the nominees listed below has consented to being named in this proxy statement and has agreed to serve if elected. If you elect them, they will hold office until the next annual meeting and until their successors have been elected and have qualified. No shareholder may vote for more than nine nominees. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

Under Chiquita’s Certificate of Incorporation, a shareholder may nominate a director at the Annual Meeting only if the shareholder properly notified Chiquita of the proposed nomination by March 23, 2009. Because Chiquita did not receive notice of any nominations by that date, no nominations by shareholders may be considered at the Annual Meeting.

Information About Nominees For Director

The nine nominees for election as directors are as follows:

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background
Fernando Aguirre Age 51 Director since January 2004		Mr. Aguirre has been Chiquita’s President and Chief Executive Officer since January 2004 and its Chairman since May 2004. From July 2002 to January 2004 he served as President, Special Projects for The Procter & Gamble Company (P&G), a manufacturer and distributor of consumer products. Prior to that, Mr. Aguirre had served P&G in various capacities from 1980 to 2002, including in an executive capacity with P&G’s Global Snacks and U.S. Food Products business units. Mr. Aguirre is also a director of Coca-Cola Enterprises Inc.

Kerrii B. Anderson Age 51 Director since April 2009	Audit	Ms. Anderson was employed as Chief Executive Officer and President of Wendy’s International, Inc. (Wendy’s), a restaurant operating and franchising company, from November 2006 to September 2008, when the company merged with Triarc Companies, Inc. to form Wendy’s/Arby’s Group Inc. From April to November 2006 she served as Wendy’s interim Chief Executive Officer and President, and from 2000 to April 2006 she served as its Executive Vice President and Chief Financial Officer. Ms. Anderson is also a director of Laboratory Corporation of America Holdings.

Howard W. Barker, Jr. Age 62 Director since September 2007	Audit (Chair); Special Litigation	Mr. Barker was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from July 1982 until he retired in September 2002. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Public Accountants. Mr. Barker is also a director of priceline.com Incorporated and Medco Health Solutions, Inc.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background
William H. Camp Age 60 Director since April 2008	Compensation & Organization Development (Chair); Special Litigation (Chair); Audit	Mr. Camp was employed as Executive Vice President, Asia Strategy of Archer Daniels Midland Company (ADM), an agricultural processing company and manufacturer of value-added food and feed ingredients, from August 2007 until he retired in December 2007. Mr. Camp served ADM as Executive Vice President, Processing from January 2004 to August 2007 and as Senior Vice President, Global Oil Seeds, Cocoa and Wheat Milling from January 2002 to December 2004. Mr. Camp spent more than 20 years at ADM in a variety of management positions.

Robert W. Fisher Age 71 Director since March 2002	Audit; Food Innovation, Safety & Technology	Mr. Fisher has been a private investor since 1998. From 1991 to 1993 and from 1996 to 1998, Mr. Fisher served as Chief Operating Officer of The Noboa Group’s banana operations. He was President and a director of Geest Banana Company from 1993 to 1995. Before joining The Noboa Group, Mr. Fisher spent 25 years at Dole Food Company, including the last four years as its President.

Clare M. Hasler Age 51 Director since October 2005	Food Innovation, Safety & Technology (Chair) Nominating & Governance; Special Litigation	Dr. Hasler has been Executive Director of the Robert Mondavi Institute for Wine and Food Science at the University of California, Davis since February 2004. From 1997 to January 2004 she was assistant professor in the Department of Food Science and Human Nutrition at the University of Illinois at Urbana-Champaign. Dr. Hasler holds a dual doctoral degree in environmental toxicology and human nutrition.

Durk I. Jager Age 65 Director since December 2002	Nominating & Governance (Chair); Food Innovation, Safety & Technology	Mr. Jager has been a private investor and consultant since July 2000. He was Chairman of the Board of P&G from September 1999 to July 2000 and was P&G’s Chief Executive Officer from January 1999 until July 2000. Mr. Jager served P&G in various capacities from 1970 to 2000. Mr. Jager is also a member of the Supervisory Board of Royal KPN and chairman of the supervisory board of Royal Wessanen NV.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background
Jaime Serra Age 58 Director since January 2003	Compensation & Organization Development; Nominating & Governance	Mr. Serra has been senior partner of Serra Associates International, a consulting firm in law and economics based in Mexico City, since 1996. Before forming Serra Associates, Mr. Serra served as Mexico’s Secretary of Finance during 1994 and Secretary of Trade and Industry from 1988 to 1994, during which time he was Mexico’s principal negotiator of the North American Free Trade Agreement. Mr. Serra is also a director of The Mexico Fund, Inc., Grupo Modelo, Vitro, S.A. de C.V., and Tenaris S.A.

Steven P. Stanbrook Age 51 Director since December 2002	Compensation & Organization Development; Nominating & Governance	Mr. Stanbrook has been President, Developing Markets Platform, of S.C. Johnson & Son, Inc., a manufacturer of consumer products, since July 2006. Before that he was President - Asia and Americas, from January 2005 to July 2006. From 2003 to December 2004 he was President, Asia and from 1996 to 2002, Mr. Stanbrook was President of S.C. Johnson’s business in Europe, Africa, and Near East. Mr. Stanbrook is also a director of Hewitt Associates, Inc.

Vote Required to Elect Directors

The nine nominees who receive the highest number of votes cast (a plurality) will be elected as directors. There is no provision for cumulative voting in the election of directors. If you do not vote for a particular nominee, or if you indicate “withhold authority” to vote for a particular nominee, your vote will not count “for” the nominee. Abstentions and broker non-votes will not count as votes cast with respect to that nominee’s election. However, in these cases, your vote will be counted for purposes of determining a quorum, as described on page 3.

Majority Voting Policy

The Governance Standards and Policies of the company’s Board of Directors include a “majority vote policy.” Under this policy, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, not including shares that are not voted (a Majority Withheld Vote), is required to tender his or her resignation following certification of the shareholder vote.

The Nominating & Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating & Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (including the reason(s) for accepting or rejecting the resignation offer) in a report on Form 8-K furnished to the SEC.

Any director who tenders his or her resignation under this provision will not participate in the Nominating & Governance Committee recommendation or Board action regarding whether to accept the resignation offer, except as described in the last sentence of this paragraph. If all of the members of the Nominating & Governance Committee receive a Majority Withheld Vote at the same election, then the independent directors who do not receive a Majority Withheld Vote will appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them. If three or fewer directors do not receive a Majority Withheld Vote in the same election, then all directors may participate in the action regarding whether to accept the resignation offers.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP (PwC), independent registered public accounting firm, to audit the company’s consolidated financial statements for the year 2009.

Early in 2008, the Audit Committee decided, in accordance with sound governance practices, to issue a request for proposals with regard to the company’s audit engagement. The Audit Committee conducted a review of prospective independent registered public accounting firms, and following the review, decided to engage PwC as the company’s independent registered public accounting firm beginning with the second quarter of 2008. In furtherance of corporate governance objectives, the company has chosen to submit the appointment of PwC for shareholder ratification.

In the event shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.

One or more representatives of PwC will be present at the meeting, will have an opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of PricewaterhouseCoopers LLP

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of PwC.

The Board of Directors recommends a vote “FOR” this proposal.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings, and Attendance at Meetings

The Board of Directors has adopted Board governance standards and policies, which together with the charters of the Board committees, provide the framework for corporate governance at Chiquita. The company also has a Code of Conduct that applies to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. Chiquita’s Board of Directors currently has four standing committees: Audit, Compensation & Organization Development, Food Innovation, Safety & Technology and Nominating & Governance. In addition, in April 2008, the company’s Board of Directors established a Special Litigation Committee to investigate and analyze the allegations and claims asserted in five shareholder derivative lawsuits filed between October and December 2007. Each current committee is comprised solely of directors who are “independent” as defined by New York Stock Exchange (NYSE) rules, and the Board has adopted a charter for each standing committee. The Board governance policies, Code of Conduct, and committee charters are available on the company’s website at www.chiquita.com by clicking on “Investor Relations” and “Corporate Governance.” You may request a copy of any of these documents to be mailed to you as described on page 62 of this proxy statement. Any amendments to, or waivers from, the Code of Conduct that apply to the company’s principal executive and financial officers will be posted on the company’s website. At the date of this proxy statement, no such waivers have been requested or granted.

NYSE rules require a majority of the board of directors of a listed company to be “independent.” The Board has determined that the following directors are “independent” as defined by the NYSE: Ms. Anderson, Mr. Barker, Mr. Camp, Mr. Fisher, Dr. Hasler, Mr. Jager, Mr. Serra and Mr. Stanbrook. This determination was based on categorical standards adopted by the Board that are consistent with the definition of “independent” contained in the NYSE rules. These standards are available on the company’s website at www.chiquita.com by clicking on “Investor Relations” and “Corporate Governance.”

Morten Arntzen served as an independent director of the Board and as a member of the Audit and Nominating & Governance Committees until his retirement on May 22, 2008. The Board elected Mr. Camp as a director on April 3, 2008 and Ms. Anderson as a director and member of the Audit Committee on February 27, 2009, effective as of April 1, 2009. Both Mr. Camp and Ms. Anderson were determined to be independent on their respective appointment dates.

Under the Board’s governance standards and policies, directors are expected to attend all scheduled Board and committee meetings. During 2008, the Board of Directors held nine meetings and took action by unanimous written consent three times. Each director who served on the Board of Directors in 2008 being nominated for re-election attended at least 75% of the meetings of the Board and of each committee on which he or she served.

The company’s non-management directors, all of whom are also independent directors, generally meet in conjunction with each regularly scheduled Board meeting in a separate “executive session.” The Chair of the Nominating & Governance Committee, currently Mr. Jager, presides at all of these sessions.

Directors are also expected to attend the Annual Meeting of Shareholders. Last year, all of the directors then serving on the Board attended the Annual Meeting.

Audit Committee

The current members of the Audit Committee are Mr. Barker (Chair), Ms. Anderson, Mr. Camp and Mr. Fisher. Mr. Jager served as a member of the Audit Committee throughout 2008 and until April 2009. Mr. Camp was appointed to the Audit Committee in May 2008 and Ms. Anderson was appointed in April 2009 when she joined the Board. The Board has determined that Mr. Barker is an “audit committee financial expert” as defined by SEC rules. Although not formally designated as such, Ms. Anderson also meets these requirements.

The principal functions of the Audit Committee include:

•	appointing and replacing Chiquita’s independent registered public accounting firm;

•	approving all fees and all audit and non-audit services of the independent registered public accounting firm;

•	annually reviewing the independence of the registered public accounting firm;

•	assessing annual audit results of the company;

•	periodically reassessing the effectiveness of the independent registered public accounting firm;

•	reviewing Chiquita’s financial and accounting policies and its annual and quarterly financial statements;

•	reviewing the adequacy and effectiveness of Chiquita’s internal accounting controls and the internal audit function;

•	overseeing the company’s programs for compliance with laws, regulations and company policies;

•	considering any requests for waivers from the Code of Conduct for executive officers and directors (any such waivers being subject to Board approval); and

•	in connection with all of the foregoing, meeting with the independent registered public accounting firm, internal auditors and Chiquita’s financial management.

During 2008, the Audit Committee held 12 meetings.

The Audit Committee has furnished the following report for inclusion in this proxy statement.

Audit Committee Report for 2008

The Audit Committee has the responsibility to oversee and review the preparation of the company’s consolidated financial statements, including the system of internal controls and accounting policies. As provided in the charter adopted by the Board of Directors, the Audit Committee assists the Board in its oversight of the integrity of the consolidated financial statements of the company, the qualifications and independence of the independent registered public accounting firm, the performance of the internal and independent auditors, and the company’s programs for compliance with laws, regulations and company policies. The Committee has the sole authority and responsibility to select, compensate, evaluate and, when appropriate, replace the company’s independent registered public accounting firm. The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and also is independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm performs an audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issues a report thereon. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s consolidated financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States, or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 31, 2008. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed regarding an audit of internal control over financial reporting that is integrated with an audit of financial statements and the communication with the Audit Committee (Auditing Standard No. 61, as amended by AU section 380 and adopted by the PCAOB).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding the firm’s communications with the Audit Committee concerning independence as required by the PCAOB, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. We also reviewed, among other things, the audit and non-audit services performed by PricewaterhouseCoopers LLP and Ernst & Young LLP in 2008 and the amount of fees paid for such services. We periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the company’s independent registered public accounting firm and with the company’s internal auditors, in each case without the presence of the company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

April 1, 2009

Howard W. Barker, Jr., Chair
William H. Camp
Robert W. Fisher
Durk I. Jager

Compensation & Organization Development Committee

The current members of the Compensation & Organization Development Committee (the Compensation Committee) are Mr. Camp (Chair), Mr. Stanbrook and Mr. Serra. The principal functions of the Compensation Committee include:

•	approving the relevant corporate goals and objectives, evaluating the performance against those goals, and reviewing and approving all compensation of Chiquita’s executive officers;

•

reviewing the Nominating and Governance Committee’s annual evaluation of the Chief Executive Officer, approving the corporate goals and objectives relevant to his compensation, and recommending his compensation to the independent members of the Board for approval;

•	reviewing the company’s executive compensation strategies and principles;

•	annually reviewing and making recommendations to the Board with respect to incentive compensation and equity-based compensation plans;

•	evaluating and monitoring Chiquita’s policies, strategies, plans and achievements relating to executive development, attraction, retention, and succession; and

•	administering and interpreting the Chiquita Stock and Incentive Plan.

The Compensation Committee normally meets in person at least four times a year and also meets telephonically and acts by written consent, as necessary and appropriate, in between its regularly scheduled meetings. To maintain flexibility, the Compensation Committee has not adopted a specific meeting calendar for compensation actions. Typically, however, the Committee approves incentives for the most recently completed year, sets salaries and annual incentive targets for the existing year and sets targets for the upcoming Long Term Incentive Plan (LTIP) performance period in February of each year. The Committee typically approves restricted stock awards in the third calendar quarter of each year.

During 2008, the Compensation Committee held six meetings and took action by unanimous written consent two times. Mr. Aguirre and representatives from the company’s Human Resources and Legal Department participate in Compensation Committee meetings upon invitation from the Committee; however, when the Committee discusses and approves Mr. Aguirre’s and other executive officers’ compensation, any executive officer whose compensation is being discussed is excused from the meeting. To maintain records of the Committee’s discussions and approvals, a member of the company’s Human Resources Department who is not an executive officer serves as secretary for the meetings and, in that capacity, generally is present for deliberations.

As Chief Executive Officer (CEO) of the company, Mr. Aguirre reviews all components of executive officer compensation; proposes peer group member companies, overall target pay levels and short- and long-term incentive plan targets; and makes individual compensation recommendations to the Committee for each executive officer other than himself. The Committee considers Mr. Aguirre’s recommendations when approving the compensation for each executive officer. However, the Committee approves all compensation granted to Chiquita’s executive officers.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director, CEO and other executive officer compensation. In September 2003, the Compensation Committee engaged Deloitte Consulting LLP (Deloitte), an outside compensation consulting firm, for an open-ended duration. This engagement was reviewed and reaffirmed in February 2008. Under the terms of the company’s engagement letter with the firm, Deloitte is responsible to:

•	provide expertise and guidance on all aspects of executive compensation and benefits; and

•

help Chiquita’s senior management and the Compensation Committee make effective decisions supporting the goals for the company’s executive compensation program, namely that it is competitive, meets good corporate governance standards and is aligned with Chiquita’s overall business strategies and market best practices.

Although, as appropriate, Deloitte works closely with company management to identify issues and develop alternative solutions, the firm reports directly to the Compensation Committee. Upon invitation from the Compensation Committee, representatives of Deloitte may attend Committee meetings to present the firm’s findings and recommendations. In 2008, at least one representative of Deloitte attended five of the six meetings of the Compensation Committee.

Consistent with past practice, during 2008 Deloitte reviewed trends and emerging issues in executive compensation with the Compensation Committee and assisted it with evaluations of and recommendations regarding: (1) the compensation of the CEO; (2) management’s recommendations regarding proposed pay levels for other executive officers; (3) the content of the Committee’s charter; (4) the design of the annual and long-term incentive programs; (5) executive perquisites; (6) the peer group of companies and (7) the company’s change-in-control severance agreements. In early 2008 and 2009, Deloitte also reviewed the proposed Compensation Discussion and Analysis for the 2008 and 2009 proxy statements, and assisted with the calculation of potential payment amounts under various termination scenarios. Deloitte met with the Committee in executive sessions and worked closely with the Chair of the Committee in preparation for each meeting.

Certain Deloitte affiliates are also engaged by Chiquita to provide services other than executive compensation consulting. The Compensation Committee reviewed the payments made to the Deloitte affiliates during 2008, as well as the services the Deloitte affiliates performed for Chiquita, and discussed them with Deloitte. The Compensation Committee determined that neither his compensation, nor that of those working with him, is tied to the level of other services provided by other Deloitte affiliates to Chiquita. Based on its review, the Compensation Committee believes that each of these relationships is separate and independent and does not impair Deloitte’s ability to provide independent compensation advice to the Committee.

The company’s management retained its own compensation consultant, Frederic W. Cook & Co., Inc. (Frederic Cook) in March 2007 to assist it in the preparation and review of compensation program recommendations for consideration and review by the Compensation Committee and its independent consultant, Deloitte. Under the terms of the company’s engagement letter with Frederic Cook, the firm is responsible for:

•	reviewing the company’s existing incentive programs;

•	assisting the company with the design of its long-term incentive program; and

•	assisting the company in calculating and benchmarking share usage and dilution practices.

Frederic Cook advises members of company management who, in turn, address issues with the Compensation Committee. During 2008, Frederic Cook assisted company management with (1) evaluations of and recommendations for the design of the annual and long-term incentive programs and (2) evaluation the company’s peer group of companies. A representative of Frederic Cook attended one meeting of the Compensation Committee during 2008.

The Compensation Committee has furnished the following report for inclusion in this proxy statement.

Compensation Committee Report

The undersigned comprise the members of the Compensation & Organization Development Committee of the company’s Board of Directors. The Committee was responsible for reviewing the performance and establishing the individual compensation of the company’s executive officers for 2008, including those named in the Summary Compensation Table.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Chiquita’s 2009 Annual Meeting of Shareholders.

April 1, 2009

William H. Camp (Chair)
Steven P. Stanbrook
Jaime Serra

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Mr. Jager (Chair), Dr. Hasler, Mr. Serra and Mr. Stanbrook. Dr. Hasler and Mr. Stanbrook were appointed to the Nominating & Governance Committee in May 2008. The principal functions of the Nominating & Governance Committee include:

•	identifying and recommending to the Board of Directors qualified candidates to fill vacancies on the Board;

•	recommending to the Board candidates to be nominated for election as directors at annual meetings of shareholders;

•	identifying, if requested by the Board, potential candidates for the position of Chief Executive Officer;

•	recommending to the Board the members of each committee of the Board;

•	developing and recommending to the Board the governance standards, policies and practices applicable to the Board;

•	overseeing, as requested by the Board, the Board’s corporate governance activities;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing public policy matters of importance to the company’s stakeholders, including oversight of the company’s corporate responsibility program;

•	considering shareholder suggestions for director nominees; and

•	reviewing the performance of the CEO and providing the details of the review to the Compensation Committee and the Board.

During 2008, the Nominating & Governance Committee held six meetings.

As required by its charter, the Nominating & Governance Committee reviews and makes recommendations to the Board of Directors regarding director compensation. The full Board of Directors approves all director compensation and changes in director compensation. At the request of the Nominating & Governance Committee, in 2008 Deloitte prepared a survey of current broad industry director compensation practices. Based on the data reviewed and current best practices, the Nominating & Governance Committee recommended, and the Board approved, a change in director compensation as described below in “Compensation of Directors.”

The Nominating & Governance Committee will consider shareholder suggestions and recommendations of nominees for director. Recommendations may be submitted to the Nominating & Governance Committee, c/o Corporate Secretary of Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of his or her ownership of common stock, including the number of shares owned and the length of time of ownership; and

•

the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company, and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

Recommendations received by the Corporate Secretary’s office by December 31 of any year will be considered by the Committee at a regular meeting in the following year, preceding the mailing of proxy materials to shareholders for that year’s annual meeting. The company did not receive any recommendations from shareholders during 2008.

In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Board and the Nominating & Governance Committee believe that, at a minimum, any nominee (whether recommended by a shareholder, management or the Board) to serve as a director of the company must:

•	demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the company; and

•	have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Whenever a specific need or opportunity to add an additional director arises, the Board will approve any additional criteria for the Committee to use in evaluating potential candidates.

In addition to considering candidates recommended by shareholders, the Nominating & Governance Committee may identify potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. The Nominating & Governance Committee also engages firms that specialize in identifying director candidates. Once an individual has been identified by the Nominating & Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the individual. If, after review of the individual’s qualifications and suitability under the Board’s governance policies, the Committee determines that the candidate warrants further consideration, it may contact the individual to ascertain his or her interest in potential service on the Board. Generally, if the individual expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the individual qualifications, particularly in light of other candidates the Committee may be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may contact one or more references provided by the candidate or other persons who may have first-hand knowledge of the candidate’s accomplishments.

Food Innovation, Safety & Technology Committee

The Food Innovation, Safety & Technology Committee was formed on April 3, 2008. The current members of the Committee are Dr. Hasler (Chair), Mr. Fisher and Mr. Jager. Mr. Fisher was appointed as a member of the Food Innovation, Safety & Technology Committee in November 2008. The principal functions of the Committee include:

•	reviewing, evaluating and advising the Board regarding the long-term strategic goals and objectives of the company’s food innovation and food safety programs;

•	assisting the company in making well-informed choices in directing investment into areas related to food innovation and food safety programs; and

•	monitoring and evaluating trends in research and development related to food innovation and food safety.

If the Committee has not fulfilled its objectives within two years from the date of its formation, as assessed by the Board, it shall dissolve.

Special Litigation Committee

The Special Litigation Committee was formed on April 3, 2008 to investigate and analyze the allegations and claims asserted in certain shareholder derivative lawsuits and to determine what action the company should take with respect to them. The current members of the Committee are Mr. Camp (Chair), Mr. Barker and Dr. Hasler. The Committee will remain in existence until such time as the Committee determines that it should be dissolved.

Communicating with the Board of Directors or with Individual Directors

The Board has established a process to receive communications from security holders and other interested parties. You may contact the Board or any management or non-management director, including the Chairman of the Nominating & Governance Committee (currently Mr. Jager), who presides at meetings of non-management directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title. All such correspondence should be sent “c/o General Counsel” by mail to Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202 or by fax at (513) 564-2857. You may also send an e-mail to boardofdirectors@chiquita.com and, if applicable, specify in the text of the e-mail whether it should be directed only to certain directors (such as independent directors) or members of certain committees.

All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotion of a product or service or patently offensive will be forwarded promptly to the addressee(s), but any communication will be available to any non-management director who requests it.

COMPENSATION OF DIRECTORS

Annual Compensation of Non-Employee Directors. For Board service in 2008, non-employee directors received annual compensation comprised of a cash fee of $80,000, payable quarterly in arrears, and a number of shares of common stock having an aggregate fair market value of $80,000, payable in arrears on the third business day following the day on which financial results for the year were released. In addition, the Chairs of the Audit Committee and the Compensation & Organization Development Committee each received an annual fee of $20,000 in cash and the Chair of the Nominating & Governance Committee received an annual fee of $15,000 in cash. In April 2008, the Board established the Food Innovation, Safety & Technology Committee to advise management on food innovation and safety issues. Beginning in November 2008 the Board approved an annual fee of $5,000 payable in cash to the Chair of the Food Innovation, Safety & Technology Committee, retroactive to October 1, 2008. Also in April 2008, the Board established a Special Litigation Committee to investigate and analyze the allegations and claims asserted in shareholder derivative lawsuits filed against the company beginning in 2007. Beginning in August 2008, members who served on the Special Litigation Committee received a monthly fee of $3,000 and meeting fees of $1,000 for each meeting attended in person and $500 for each meeting attended by telephone. In addition, any newly elected or appointed non-employee director received an initial grant of a RSU award having an aggregate fair market value of $160,000. In November 2008, upon the recommendation of the Nominating & Governance Committee made in consultation with the Compensation Committee’s compensation consultant and based upon a review of market data, the Board amended non-employee director compensation to eliminate prospectively this grant. No other changes have been made for 2009 in fees for service on the Board.

Directors who are employees receive no additional compensation for serving on the Board or its committees.

Directors Deferred Compensation Program. Under the DDCP, directors may defer the receipt of all or any portion of their Board compensation (whether cash or shares) until (i) the date their service on the Board terminates (whether upon death, disability, retirement or otherwise) or (ii) the first anniversary of that date (other than upon death or disability). Stock compensation may be deferred only in stock units, each of which is equivalent to one share of the company’s common stock. Cash compensation may be deferred in stock units or cash. Cash amounts deferred under this plan earn interest at the three-month

London Inter-Bank Offer Rate (LIBOR), adjusted quarterly. During 2008, this interest rate was not above-market according to SEC rules. When dividends are paid, cash dividend equivalents are paid on the stock units in a director’s account on the same payment date as dividend payments to all shareholders. The DDCP account amounts are unfunded and unsecured obligations of the company and are subject to the same treatment and risks as other general obligations of the company.

Other Benefits. Once a year the Board meets at one of the company’s operating locations, and directors are encouraged to bring their spouses to the meeting site at the company’s expense.

Stock Ownership Guidelines for Directors. In 2006, the Nominating & Governance Committee approved stock ownership guidelines for non-employee members of the Board of Directors. The guidelines provide that each director is expected, within five years after adoption of the guidelines or commencement of Board service, whichever is later, to hold shares of common stock with a value equal to $400,000 (five times the annual cash retainer for service on the Board of Directors, excluding committee chair fees). Progress toward the goal is expected to be approximately 20% per year and, if the guidelines are not met, subsequent director fees will be paid entirely in shares until the guidelines are met. Shares that count toward these guidelines include unvested RSUs, exercisable stock options to the extent they are “in-the-money,” stock units deferred in the DDCP, and any other shares held by the director. Until the guidelines are met, Board members are not permitted to sell any shares without Board approval (other than selling a portion of stock upon vesting of RSUs or shares received upon exercise of stock options to pay taxes). Based on the $14.78 per share closing price of Chiquita common stock on December 31, 2008 all directors had made the expected progress toward their ownership goals.

In 2008, Chiquita provided the following annual compensation to its non-employee directors. No information is provided for Ms. Anderson who joined the Board on April 1, 2009.

2008 Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) (3) (4) ($)	All Other Compensation(5) ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Morten Arntzen	31,429	31,342	292,000	354,771
Howard W. Barker, Jr.	131,300	80,000	2,892	214,192
William H. Camp(6)	93,523	219,836	7,553	320,912
Robert W. Fisher	80,000	80,000	3,511	163,511
Clare M. Hasler	112,050	144,900	-0-	256,950
Durk I. Jager	95,000	80,000	6,842	181,842
Jaime Serra	80,000	80,000	1,928	161,928
Steven P. Stanbrook	97,337	80,000	9,861	187,198

(1)	The following directors deferred 2008 cash compensation into their DDCP accounts:

Name	Cash Deferred into Cash Account ($)	Cash Deferred into Common Stock Unit Account ($)	Common Stock Units Acquired from Cash Deferral (#)

Morten Arntzen	10,000	10,000	433

Durk I. Jager	--	95,000	5,703

(2)

Represents the dollar amounts expensed for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards No.123(R) “Share-Based Payments” (SFAS No. 123(R)), and includes amounts from awards granted both during and prior to 2008. Each director who served for all of 2008 (Dr. Hasler and Messrs. Barker, Fisher, Jager, Serra and Stanbrook) received $80,000 in unrestricted stock compensation. Each director who served less than the full year (Messrs. Arntzen and Camp) received a pro rata amount. The number of shares received by each director was calculated by dividing the applicable cash value amount by $5.26, the closing price of the company’s common stock on February 24, 2009, the date of payment. The following numbers of shares were granted: Dr. Hasler and Messrs. Barker, Fisher, Jager, Serra and Stanbrook, 15,209 shares; Mr. Arntzen, 5,959 shares; and Mr. Camp, 11,376 shares. In addition, the amount for Mr. Camp includes the grant date fair value of 7,185 RSUs granted upon his election to the Board on April 3, 2008 that will vest upon Mr. Camp’s retirement from the Board. On the date of grant, the closing price of the company’s common stock was $22.27. The amount for Dr. Hasler includes the grant date fair value of RSUs for 3,333 shares of common stock (valued at $25.96 per share) that vested on October 11, 2008.

(3)	At December 31, 2008, the aggregate numbers of outstanding stock options and stock awards for each director were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Mr. Barker	--	10,051
Mr. Camp	--	7,185
Mr. Fisher	50,000	12,500
Dr. Hasler	--	2,500
Mr. Jager	50,000	10,000
Mr. Serra	50,000	10,000
Mr. Stanbrook	50,000	10,000

All stock options are fully vested and have been fully expensed; exercise prices range from $11.73 to $16.97. All RSUs vest on the day the director’s service as a non-employee director ceases.

(4)

Dr. Hasler and Messrs. Barker and Jager deferred the full $80,000 of their stock compensation for 2008 (15,209 common stock units each) into their DDCP accounts. Mr. Camp also deferred the full value of his stock compensation for 2008 (11,376 common stock units) into his DDCP account.

(5)

Except for Mr. Arntzen, these amounts represent spousal travel and tax gross-ups thereon. The amount for Mr. Arntzen represents the fair value of 12,500 shares of common stock issued upon vesting of his RSUs when his service as a non-employee director ceased on May 22, 2008. The fair value of the shares for Mr. Arntzen was calculated using the closing price of the company’s common stock on that date ($23.36).

(6)	Mr. Camp joined the Board of Directors on April 3, 2008.

COMPENSATION OF EXECUTIVE OFFICERS

The following Compensation Discussion and Analysis should be read in conjunction with the compensation tables beginning on page 41.

Compensation Discussion and Analysis

Chiquita’s compensation program for executive officers is intended to:

•	encourage and reward current efforts through cash salaries and performance-based annual incentives;

•	reward sustained performance at specified levels and encourage retention through annual restricted stock awards and other equity compensation under the company’s Stock Plan;

•	reward achievement of the company’s longer-term business goals through equity-based three-year incentive plan awards; and

•	foster alignment of executive management with the interests of shareholders through stock ownership, in accordance with stock ownership guidelines.

The compensation program seeks to balance recognition of executives’ achievements in managing the day-to-day business and addressing shorter-term challenges facing the company – such as the effects of weather disruptions and regulatory challenges, as well as cost and competitive pressures – with incentives to achieve our long-term vision to be the innovative global leader in branded, healthy, fresh produce-based foods and to deliver leading food industry shareholder returns.

The Compensation Committee is responsible for evaluating the performance, and reviewing and approving all compensation, of the company’s executive officers, including those executive officers named in the Summary Compensation Table (the Named Executive Officers), with the exception of the CEO, for whom the Compensation Committee makes recommendations for review and approval by the full Board of Directors. This includes annually reviewing both the total compensation package and the individual components of compensation, including salary, annual incentives, equity awards and potential severance or change in control payments of each Named Executive Officer. The Compensation Committee also oversees executives’ performance against stock ownership guidelines and the compensation of other senior-level executives through, for example, annual reviews of equity compensation awards approved by the CEO. Current compensation decisions are guided by the Committee’s formal Compensation Philosophy described below, by Equity Guidelines described on page 39 and by Stock Ownership Guidelines for Executive Officers described beginning on page 39.

Overview of 2008 Results, 2009 Environment and Compensation Actions

The recent economic downturn and its related impacts on consumer behavior have influenced the company’s operating performance and the results of its executive compensation programs. The value of Chiquita stock decreased during 2008 by 19.6%, resulting in a negative total shareholder return. On a relative basis, this performance was at or near the top quartile of the S&P 500, S&P 400 and S&P 600 on a one-year basis, as well as at or near the median of each of these same indices on a trailing three-year basis. However, this performance metric was below the median of our Peer Group (described on page 25) on a one-year basis (38th percentile) and on a trailing three-year basis (27th percentile).

As described in more detail below beginning on page 28, the company maintains an annual Management Incentive Program (MIP) and a Long-Term Incentive Program (LTIP) to reward executives for company performance. Payments under both of these programs are determined based on a company achievement factor, and payments under the MIP are also based on an individual performance factor that is subject to reduction in the Compensation Committee’s discretion. The company achievement factor is determined under a formula that compares the company’s financial performance against objectives (including permitted adjustments) established by the Compensation Committee at the beginning of the year (in the case of the MIP) or 3-year performance cycle (in the case of the LTIP). Although the LTIP permits banking of a proportionate amount of the awards each year, the banking feature does not result in any guaranteed award at the end of the LTIP period unless predetermined minimum thresholds are met.

For the year ended December 31, 2008, the company reported a loss from continuing operations of $325 million. This operating loss was primarily the result of a $375 million non-cash goodwill impairment charge taken in the fourth quarter of 2008 for Fresh Express; the impairment charge resulted from lower operating performance of the salad business in the second half of 2008, and particularly the fourth quarter, along with slower growth expectations, recent negative category volume trends and a decline in market value resulting from the weakness in the general economy as well as the financial markets. The Compensation Committee determined that, under the terms of the MIP and LTIP established in early 2008, the effect of the impairment charge was excluded from the calculation in determining the company achievement factor. Excluding the effect of this charge, and taking into account other adjustments which the Compensation Committee determined were appropriate, the company’s financial performance in 2008 would have (i) yielded a payment factor of 92.75% for the MIP and (ii) allowed for the banking of 81% of the portion of the target award opportunity in the LTIP which is based on the achievement of cumulative earnings per primary share for the 2008–2010 performance cycle. However, to recognize the impact of the goodwill impairment charge and to take into account the challenging and uncertain current economic conditions, and based on the CEO’s recommendation, the Compensation Committee exercised its negative discretion on awards for executive officers and LTIP participants and reduced the company achievement factor of 92.75% for the MIP by one-fourth to 69.56% and determined that no amount would be banked in the LTIP for 2008 performance.

In addition, and taking account of the considerations discussed above and to reflect a desire to reduce overhead expenses, the Compensation Committee in February 2009 accepted the CEO’s recommendations that (i) it not authorize salary increases for executive officers and LTIP participants during the remainder of 2009, and (ii) the full company matching contribution in the Capital Accumulation Plan (CAP), a voluntary, non-qualified deferred compensation plan, and a portion of the company matching contribution in the Savings and Investment Plan (SIP), the company’s qualified 401(k) plan, be changed from fixed to contingent in 2009, to be paid only if the company achieves its target net income for the year, after taking into consideration the impact on net income of the matching contributions. The CAP and the SIP are described in more detail under “Deferred Compensation” beginning on page 37.

Compensation Philosophy

The Compensation Committee has adopted a formal Compensation Philosophy, which is reviewed periodically by the Committee. The Committee’s philosophy is that, on average, overall target pay for company executives, including each major component of pay, should approximate the 50th percentile of market and industry data, and that high-performing executives should be paid at a higher percentile (up to and in rare cases exceeding the 75th percentile) and lower-performing executives should be paid at a lower percentile. Long-term compensation awards for an individual are based upon consistent performance at a specified level. The emphasis on short- and long-term incentive compensation and on cash and equity incentive compensation varies depending on the level of an individual’s responsibilities, with an increased weighting on longer-term and equity incentives for more senior executives. There is no pre-established allocation between cash and equity compensation for executive officers.

On average, the target “total direct compensation” (the sum of base salary, annual incentives and long-term incentives) for the Named Executive Officers (based on current 2009 compensation) is 8.1% above the company’s Peer Group data median and 7.5% below the published survey data median (in each case based on the most recent available information i.e., from 2008 or 2007). The use of published survey and peer group data are discussed in detail in the section entitled “Establishing Executive Compensation; Use of Peer Groups.” Market “total direct compensation” is used as a point of reference; however, an individual executive’s actual compensation also is based upon individual and company performance and the company’s stock price, as well as individual potential. Each element of pay is influenced by an individual’s performance rating.

Executive Compensation Risk Assessment

In view of the current economic and financial environment, the Compensation Committee has discussed the structure of the company’s executive compensation program from the point of view of assessing whether any aspect of the program could reasonably be expected to encourage the company’s executives to take any unnecessary or inappropriate risks that could threaten the operating results and financial condition of the company. Based on its review and discussion, the Committee believes that the company’s executive compensation programs do not encourage such risks.

The company operates in a highly complex business environment where we compete with many well-established, international businesses. Our incentive compensation is designed to reward executives for committing to and delivering goals that are intended to be challenging yet provide executives a reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce management to take inappropriate risks that could threaten the financial or operating stability of the company. Accordingly, we have designed our executive compensation program to reward our executives for achieving annual and long-term (three-year) financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by our executive officers is directly related to the achievement of these results as discussed in “Annual Management Incentive Program Awards” on page 28 and “LTIP Awards” on page 34.

Our enterprise risk management strategy emphasizes mitigating risks while exploiting opportunities to grow the business. Our executive compensation program includes the following features to help realize this strategy:

Compensation Mix. We believe the allocation of compensation between fixed and contingent components, as well as between annual cash incentives and long-term equity incentives is reasonable for the company given our business objectives and is appropriate in the competitive environment in which it operates. Further, we believe that the allocation between service-based (time-vesting) and performance-based (performance-vesting) long-term incentive compensation is reasonable and appropriate. The mix of compensation elements helps to ensure that executives do not focus on achieving short-term results at the expense of the long-term growth and sustainability of the company.

Base salary is the only portion of compensation that we provide to our executives regardless of results. Consequently, our incentive compensation arrangements are intended to reward performance.

The annual Management Incentive Program (MIP) involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved, subject to the discretion of the Committee to exclude certain events outside the direct control of the company.

The equity-based component of the executive compensation program consists of two types of equity awards: (i) grants of time-vested RSUs upon hire and, on a discretionary basis, annually thereafter, and (ii) a performance-based LTIP award opportunity.

Stock Ownership Guidelines. To offset the short-term focus and potential for risk taking for short-term gain that is inherent in equity compensation, as well as to ensure that the decisions our executives implement to achieve the company’s financial and strategic objectives are focused on the long-term growth and health of the company, we require that our CEO hold shares with a market value equal to at least five times his annual base salary and that other executive officers hold shares with a market value equal to at least three times their respective annual salaries before shares may be sold. We believe that this policy further aligns the executives’ interests with those of the shareholders and effectively addresses the possibility that our executives could make business decisions to influence stock price increases in the short-term that cannot be sustained over the long-term and that would reward them for liquidating their equity holdings to capture short-term fluctuations in our stock price.

Recoupment Policy. We have adopted a policy that provides for the recovery of annual or long-term incentive compensation paid to our executives in the event of a restatement of the financial results upon which the awards were based that is attributable to the malfeasance of the recipient.

Board Approval of Transactions. Company management must obtain approval from the Board of Directors for significant transactions (i.e., mergers, acquisitions, divestitures, dividends, share repurchases, etc.) that could impact the achievement of the previously approved financial performance targets used in the executive compensation program, and the Compensation Committee retains the discretion to ignore the impact of certain transactions for purposes of determining whether pre-established performance targets have been met or not.

Establishing Executive Compensation; Use of Peer Groups

In making compensation recommendations and decisions for the CEO and all of the executive officers, including the Named Executive Officers, the Compensation Committee reviews individual executive officer job profiles and compensation compared to publicly available information in proxy statements and to summarized data reported in purchased survey reports, with particular emphasis placed on the data from the company’s Peer Group.

In selecting its peer group of companies, the Committee determined that the pool group population of potential peers should not be limited to those participating in any particular survey and that, when possible, the data utilized for peer comparisons also should be based on proxy information and other public filings with the Securities and Exchange Commission. As a result, peer group data is used for the Named Executive Officers based on the availability of position-specific information in both survey data and other published filings. The Committee believes that the ideal peer group size for benchmarking executive officer compensation should be approximately 20 companies; that metrics of revenue, net income, market capitalization, assets and total shareholder return over trailing 1-, 3- and 5-year periods should be utilized; and that, ideally, the company should rank near the median of the peer group on each of these metrics, with a heavier weighting of revenue since, due to the nature of our business and operations, Chiquita’s relative ranking in terms of revenue should be less volatile than for the other metrics. In selecting potential peers, the Committee initially screened for companies in its Standard Industrial Classification (SIC) code with performance of between 50% and 200% of Chiquita’s performance on each of these financial metrics independently and then constructed the Peer Group from this peer group population based on an assessment of best fit (industry, financial and global scope). In addition to the use of Peer Group data where available and appropriate, the Committee reviews, analyzes and aggregates data from purchased surveys from major consulting firms such as Towers Perrin, Mercer and Hewitt Associates. The Committee uses this same process for reviewing, analyzing and aggregating data for other executives who are not Named Executive Officers. In September 2008, as part of its regular periodic review and consistent with the advice of its consultant, the Committee reaffirmed the current Peer Group.

The list below identifies the Peer Group of companies used in determining all elements of 2008 and 2009 compensation for the Named Executive Officers.

Brown-Forman Corporation	Campbell Soup Company
Central Garden & Pet Company	Church & Dwight Co. Inc.
The Clorox Company	Constellation Brands, Inc.
Corn Products International, Inc.	Dean Foods Company
Del Monte Foods Company	Energizer Holdings, Inc.
Flowers Foods, Inc.	H. J. Heinz Company
The Hershey Company	Hormel Foods Corporation
McCormick & Company, Incorporated	Molson Coors Brewing Company
PepsiAmericas, Inc.	Ralcorp Holdings, Inc.
The J. M. Smucker Company	Spectrum Brands, Inc.*
Wm. Wrigley Jr. Company*

*	Wm. Wrigley Jr. Company was acquired by M&M/Mars in October 2008 and Spectrum Brands was de-listed in December 2008 and filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Therefore, Wrigley is no longer required, and Spectrum may cease, to publicly report financial results. As a result, their data have been or will be eliminated from the calculation of the applicable Peer Group results for each of the respective metrics (e.g., executive compensation, total shareholder return) once they are no longer available.

The Compensation Committee’s starting point for the determination of target total direct compensation, and the allocation of this amount among salary, cash incentive, RSUs and long-term equity incentives, is market driven based upon information derived from published survey data and the data publicly disclosed by Peer Group companies. Detailed summaries showing each of the elements of total direct compensation are reviewed by the Committee at the time of its decisions so that the Committee is aware of these elements of an individual’s compensation. Tally sheets setting forth all elements of an individual’s earned and potential compensation for the year, including the value of qualified and nonqualified benefit programs and the value of other non-cash compensation, also are reviewed annually for the Named Executive Officers. For 2008 and 2009, no adjustments were made to the compensation program as a result of the tally sheet review because the amounts were considered reasonable and appropriate. The Committee places emphasis on developing a compensation package that is competitive with that detailed in the survey data, as well as that offered by the Peer Group, so that the company will be able to attract and retain qualified employees. Although the Committee considers internal pay variations, sometimes referred to as “internal pay equity,” it is not a significant area of emphasis for the executive group. This is because there is significant variation in the nature of the positions in the executive group and there is sufficient market data available for each executive officer’s position to support individual pay decisions based upon that data.

Elements of Executive Compensation

The principal elements of Chiquita’s compensation for executive officers, including the Named Executive Officers, are base salary, annual incentive awards, annual grants of RSUs, LTIP awards and other compensation consisting of qualified and nonqualified deferred compensation plans and limited perquisites. Each element is described below.

Base Salaries. Base salaries are established according to published market surveys and Peer Group data as appropriate to each executive officer’s position, responsibilities and performance. Base salaries are not necessarily adjusted annually but are generally adjusted when the Compensation Committee judges that a change is warranted by a change in relevant market data or an executive officer’s responsibilities or demonstrated performance. Generally, for all employees, including the Named Executive Officers, a consistently high performing employee according to his or her individual performance rating whose base salary is below the 50th percentile for employees holding similar positions at other companies would likely receive a greater increase at more frequent intervals, while an average performing employee whose base salary is at or above the 50th percentile would likely receive a lower increase at less frequent intervals. Individual performance is reviewed and rated for executive officers annually, although the timing may vary depending on the business or functional unit and the anniversary date of hire or promotion.

The salaries paid to the Named Executive Officers in 2008 are shown in column (c) of the Summary Compensation Table on page 41. Each of the Named Executive Officers received a salary increase in 2008. These increases, which ranged from 5.6% to 8.9% of prior base salary, principally were intended to move the executives toward, or maintain them at, the 50th percentile of market data, as applicable. Final salary decisions for the Named Executive Officers other than Mr. Aguirre were based in part on Mr. Aguirre’s recommendations regarding each executive’s individual performance. In the case of Mr. Aguirre’s 2008 salary increase of 5.6%, the Compensation Committee took into consideration his successful leadership of a management and operations restructuring, his management of significant legal challenges, year-over-year improvements in operating income and debt levels, and the progress achieved by him in positioning the company as an innovative, consumer-driven organization, as well as the fact that his base salary was below the median for the Peer Group and the published survey data.

In February 2009, the Compensation Committee accepted the CEO’s recommendation that it not authorize salary increases for executive officers and LTIP participants for the remainder of 2009. Accordingly, none of the Named Executive Officers will be eligible for a salary increase in 2009 for the reasons discussed above in “Overview of 2008 Results, 2009 Environment and Compensation Actions.”

Annual Management Incentive Program (MIP) Awards. Manager-level employees and above (approximately 540 individuals) are eligible to participate in the MIP. MIP awards are paid in cash except as described below under “Stock Ownership Guidelines for Executive Officers.” The MIP payment to an individual is equal to the individual’s incentive opportunity target, multiplied by a company achievement factor, which can range from 0% to 150%, multiplied by the individual performance factor, which can range from 0% to 150%, subject to reduction in the Compensation Committee’s discretion. After application of the maximum company achievement factor of 150% and the maximum individual performance factor of 150%, an individual’s maximum annual incentive is 225% of his or her incentive opportunity target.

1.	MIP Award Methodology

No later than March 31 of each year, the Compensation Committee approves the financial performance objectives used to determine the company achievement factor based upon the company’s business plan and the respective individual performance factors for the executive officers for the coming year. The company achievement factor also applies to all other MIP-eligible employees. The company achievement factor is expressed in terms of a minimum (threshold), target and maximum performance, which have the following effect on the company achievement factor:

Performance Objectives	Company Performance
Threshold	At or below threshold, 0% achievement factor
Target	At target, 100% achievement factor
Maximum	At or above maximum, 150% achievement factor

The achievement factor for company performance falling between threshold, target and maximum is determined by interpolation. The individual performance factor for all executive officers is fixed at the maximum 150% at the beginning of the year and the Compensation Committee exercises its negative discretion to reduce this individual performance factor based on the individual’s actual performance during the year against objectives set at the beginning of the year.

At the time the company goals are set, they are intended to be challenging yet provide employees a reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level. The Committee also approves a cash incentive opportunity target for each executive officer, which is expressed as a percentage of the executive’s base salary. The annual incentive target percentage principally is determined according to published survey and Peer Group market data, as well as the responsibilities of the executive officer’s position and his or her potential impact on financial results. Typically, those with greater responsibilities or with greater potential impact on financial results receive higher MIP targets. The percentage assigned to any given position tends to remain constant from year to year. For 2008, the target percentages for the Named Executive Officers ranged from 60-130%, with two at 60%, two at 70% and one at 130%.

In determining cash incentives for 2008, the Committee considered the volatile nature of the industry in which the company operates, as well as the company’s performance and incentive payment percentages achieved in recent years (138% for 2004, 150% for 2005 and 0% for each of 2006 and 2007). The Committee noted that, except for a small portion of the target award paid to Mr. Loeb as a result of the performance of his business unit during the portion of 2007 before he became an executive officer, the establishment of threshold levels had resulted in no cash incentive payments being made to any of the company’s executive officers in three of the last six years. The Committee believed this was having a negative effect on the company’s ability to attract and retain talented employees.

The company achievement factor for the MIP for 2008 was determined based on a net income performance component weighted 75% and a revenue from new products component weighted 25%. The performance measure of net income was selected to reflect the importance placed on profitable operations and to focus executive attention directly on bottom line results. When the Compensation Committee established the terms of the MIP for 2008, it determined that some factors affecting the company’s net income performance might be outside of management’s control and not directly reflect current operational performance, and that management should not be unduly rewarded or penalized for these factors. Accordingly, the Committee provided for the exclusion of some factors affecting net income, such as currency exchange rates; weather-related impacts; the impact of unbudgeted regulatory proceedings, governmental investigations or litigation, including fees and penalties; items classified in the company’s consolidated financial statements as items of “Other Income and Expense”; the impact of new accounting pronouncements; and other unpredictable and uncontrollable events. In 2008, the Compensation Committee also had discretion to increase the net income targets to the extent that spending resulting from weather or other unpredictable and uncontrollable events was less than $20 million. The performance measure of new product revenue, defined as revenue attributable to value-

added products introduced after January 1, 2006, was selected to reflect the strategic importance placed on growing and diversifying the company’s revenue. The Committee retained the discretion to make no payments to executive officers under the MIP if net income, adjusted as the Committee determined to be appropriate to reflect the circumstances and events described above, was below the threshold amount of $10 million.

The individual performance factor can range from 0 to 150%, based on the individual’s performance relative to individual performance objectives and objectives applicable to his or her business or functional units.

In summary, for 2008, the payments were calculated as follows:

Salary x Target % = Target Award Opportunity

[Net Income Portion (75%) x Net Income Achievement Factor] + [New Product Revenue Portion (25%) x New Product Revenue Achievement Factor] = Weighted Total Achievement Factor

Target Award Opportunity x Weighted Total Achievement Factor = Preliminary MIP Award

Preliminary MIP Award x Individual Performance Factor = Anticipated Final MIP Award

The Committee viewed this as a straightforward approach that would be both easily communicated to employees and investors and appropriate to the company’s situation, in which performance often has been unpredictable and difficult to forecast due to external factors beyond the company’s control, and would reinforce the strategic objective to grow and diversify the company’s revenue.

The Committee determined at the beginning of the year that the aggregate payout of MIP compensation to all MIP participants should not exceed 17.8% of the incremental net income of the company over the threshold amount. This would ensure that on an aggregate basis, the weighted average individual performance factor for all employees could not exceed 100%.

2.	Calculation of 2008 MIP Awards

Annual incentive payments are determined as soon as practicable after the end of each year.

For 2008, the threshold (minimum), target and maximum performance objectives for net income were set in early 2008 at $10.0, $54.2 and $76.3 million, respectively. The 2008 company achievement factor, calculated as described below based on the adjustments approved by the Compensation Committee, was $56.3 million, resulting in a payout percentage of 105% for this component (determined based on interpolation). The company considers the performance amounts (threshold, target and maximum) for the component of MIP related to revenue for new products to be confidential for competitive reasons and, accordingly, is not disclosing them. However, the company achieved a new product revenue payout percentage of 56% for this component. Based on a weighted average blending of these 75% and 25% components, the calculated MIP company achievement factor was 92.75%.

Consistent with the manner of determining net income performance established for the MIP, charges that were excluded from the 2008 calculation of net income included, among others, charges related to refinancing the company’s main credit facility, the gain from the extinguishment of debt, the Fresh Express goodwill impairment charge, other items classified on the consolidated financial statements as “Other Income and Expense,” unbudgeted amounts related to settlements and fees resulting from litigation and governmental proceedings, severance costs related to the relocation of the company’s European headquarters, and effects from new changes in accounting pronouncements.

To determine each Named Executive Officer’s award, the Target Award Opportunity (which, as noted above under “MIP Award Methodology,” in the case of the Named Executive Officers ranged from 60% to 130% of the respective Named Executive Officer’s base salary) was multiplied by the company achievement factor of 92.75% to determine the Preliminary MIP Award, before adjustment for the individual performance factor.

The determination of individual performance factors of executive officers, including the Named Executive Officers, is made by the Compensation Committee with input, in the case of all executive officers other than the CEO, from the CEO. The full Board of Directors, without participation of the CEO, approves the individual performance factor and MIP award of the CEO. For 2008, the final individual performance factors for the Named Executive Officers ranged from 80% to 120% with the lower factors applied to executives who achieved some, but not all of their individual performance and business unit or functional objectives and the higher factors applied to executives who achieved or exceeded all of their individual performance and business unit or functional objectives.

The MIP methodology described above led to the Anticipated Final MIP Award. On an aggregate basis, for all MIP participants, even though the annual incentive pool described above could have been funded with approximately 17.8% of incremental net income over the $10 million threshold amount, the actual funding was approximately 15.0% of incremental net income over the threshold amount due to reductions in the number of eligible participants in the MIP and the effect of the individual performance factor on a weighted average basis.

For all MIP participants other than executive officers and LTIP participants, the calculation of awards as described on page 30 led to each participant’s final MIP award for 2008. However, as discussed above in the “Overview of 2008 Results, 2009 Environment and Compensation Actions” section, the Committee exercised its negative discretion by reducing awards in the MIP by one-fourth for participants in the LTIP, which includes all the Named Executive Officers. Thus, for these individuals, the final MIP calculation was:

Anticipated Final MIP Award x 75% for Compensation Committee Adjustment = Final MIP Award for Executive Officers and LTIP participants

3.	2009 MIP Program

After careful consideration of the short-term economic uncertainty and the long-term growth plans for the company’s business, the Compensation Committee determined to structure the 2009 MIP similarly to the 2008 MIP except that the 25% portion of the company performance objectives allocable to revenue from new products will be eliminated, and 100% of the company performance objective will be based on net income, as adjusted based on factors similar to those used in 2008. The Committee concurred with management’s recommendation to measure performance under the 2009 MIP program solely on the achievement of the net income-based target for two reasons. This decision reflects both the disproportionate focus that the Committee believes management should place on net income in 2009 and the uncertainty in predicting the growth of value-added consumer products given the present uncertainty in current global markets. However, several individual executives have, among their 2009 individual performance objectives, attainment of goals relating to new product development, and the Committee considers this to be a one-year decision.

Consistent with the program’s approach in 2008, for 2009 an executive officer’s MIP payment will equal the individual’s incentive opportunity target, multiplied by the company’s performance factor of 150%, multiplied by the individual’s maximum performance factor of 150%, reduced in the Committee’s discretion to reflect the company’s and the individual’s performance for 2009. In establishing the factors to be taken into account in determining 2009 financial performance and individual performance objectives, the Committee considered the same business factors as reviewed in setting the 2008 targets, as well as the current economic environment and the challenges this nearly-unprecedented downturn presents to the company in the areas of business development opportunities and potential disruptions of suppliers and commodity inputs. The 2009 financial performance objectives increase the net income required for threshold, target and maximum payout, and reduce the percentage of incremental net income over the threshold amount being used to fund the total annual incentive pool.

4.	Alignment with Shareholder Interests

We believe that the following attributes of the MIP further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•	MIP payouts are not based solely on corporate performance, but also require the recipient to meet or exceed one or more individual performance objectives.

•

The individual performance factor acts as a multiplier to the Preliminary MIP Award based on the achievement of corporate financial results. As such, a lower-performing executive will not be unduly enriched by virtue of strong financial performance in other parts of the business.

•

The maximum MIP payout for any executive is capped at 225% of his respective target award, regardless of actual performance results. The maximum MIP payout can be realized only if both the company’s financial results and the executive’s individual performance factor are achieved at the maximum level possible. None of the Named Executive Officers has ever achieved the maximum MIP payout.

•	MIP awards are calculated on a self-funding basis, meaning they are payable only after taking into consideration the impact on net income of the accrual for the awards themselves.

•	Amounts payable are subject to recovery by the company in the event of a restatement of the financial results upon which the awards were based that is attributable to the malfeasance of the recipient.

•

The Committee disfavors the award of discretionary bonuses and does not presently intend to pay discretionary bonuses to executive officers in the event that the performance results do not meet or exceed the threshold level for payout under the MIP.

Equity-Based Compensation. The company provides equity compensation to its executive officers and other key employees by means of awards under the Stock Plan. Currently, these awards take the form of (1) grants of RSUs upon hire and annually thereafter to director level executives and above and (2) an LTIP opportunity for a much smaller group of senior-level executives, primarily executive officers. Award agreements under the Stock Plan contain unlimited confidentiality, two-year non-competition and one-year non-solicitation provisions.

Amounts of equity awards are based upon comparisons to published market surveys and Peer Group data adjusted to take into consideration the individual’s responsibilities and potential to contribute to the long-term performance of the company. The competitive data is used to determine target equity compensation at the 50th percentile level. For those employees who are eligible to participate in the LTIP, which includes each of the Named Executive Officers, the target equity compensation is divided between a time-vested RSU grant and a performance-vested LTIP opportunity. In order to place more emphasis on long-term performance, 60% of target equity compensation is allocated to the performance-vested LTIP and the remaining 40% is allocated to the time-vested RSUs. New executive officers are generally eligible for an RSU award and an LTIP opportunity at commencement of employment, unless the beginning date is close in time to that for the annual grant of RSUs. Promotions may result in additional award opportunities under both the annual RSU award program and the LTIP.

The company has not granted any stock options since early 2004 because it believes that RSU and LTIP awards are generally more efficient and less costly forms of equity compensation, particularly due to the underlying volatility of the stock of companies with industry dynamics such as Chiquita’s. However, while the Compensation Committee has no current intention to issue stock options, it could consider grants of stock options if deemed appropriate in the future.

In considering equity incentive awards to executive officers, the Compensation Committee takes into account the dilutive effect of the awards on the company’s shareholders, including both the annual rate of share usage and the dollar magnitude of the share value transfer from the shareholders to executives due to the grants. For each of these considerations, data is compared to that of companies in the Peer Group. Although the share value transfer of the company’s equity awards is higher, as a percentage of total market capitalization, than the average for its peers, the Committee has concluded that this is due to the company’s lower market capitalization rather than the dollar magnitude of the grants to executive officers, as compared to those of the Peer Group.

Annual Restricted Stock Grants. In making its annual grants of RSUs to executive officers, the Committee determines a dollar value to be awarded to each recipient based on competitive market data, the performance of the executive and an assessment of the executive’s potential. For 2008, the RSU awards resulted in total target equity compensation, inclusive of the LTIP target award opportunity, ranging from 88% to 122% of the median for the Peer Group and 82% to 132% of the median for the published survey data for the Named Executive Officers. These RSU awards are expressed in a dollar value which is converted into RSUs based on the fair market value of the common stock on the grant date. Although there sometimes are variations, these awards generally vest in four equal annual installments beginning on the first anniversary of the grant date. The company and the Compensation Committee believe that RSU awards provide a valuable retention tool for key executives when company performance may be adversely affected by circumstances beyond their control.

The 2008 grants to the Named Executive Officers were made on August 5, 2008 and are reflected in column (i) of the Grants of Plan-Based Awards Table on page 43. Each of the Named Executive Officers received a RSU award in 2008. The amounts of the awards were based on market data, CEO recommendations (for Named Executive Officers other than the CEO) and the Committee’s assessment of each executive’s individual performance and future potential.

Grants of RSUs in 2009 are expected to be made on the same basis as those in 2008 with 40% of target equity compensation allocated to these awards.

We believe that the following attributes of the RSU awards further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•

The target RSU award for each Named Executive Officer is adjusted upward or downward from the median of the competitive market data annually based on the Committee’s assessment of the Named Executive Officer’s performance and potential.

•	The RSUs that are granted to our executives are service-based and generally vest in equal annual installments over a four-year period so long as the executive officer remains employed by the company.

•	The value of each executive’s RSU award at the time of grant is approximately 40% of his total target annual equity award value.

•	The shares acquired upon vesting, net of the shares used to pay the executive’s income and employment taxes, are subject to the company’s Stock Ownership Guidelines described on page 39.

•

We grant these awards for retention and incentive purposes. We believe that the size of these awards relative to the overall value of our equity-based compensation program is appropriate for this purpose, and provides our executives with the incentive to focus their efforts on earning their long-term incentive awards.

•	RSUs are considered a better means than stock options to provide the proper incentive for behavior that supports the company’s long-term growth objectives.

•	The purpose of the four-year vesting schedule and the Stock Ownership Guidelines, described on page 39, is to underscore our commitment to long-term decision-making and growth.

LTIP Awards. Eligibility to participate in the LTIP is limited to executive officers (including the Named Executive Officers) and a small group of other senior executives. The Compensation Committee approves all LTIP grants.

1.	Background

Prior to 2006, the LTIP goals were set for a three-year period with annual performance measures. If and to the extent that an annual goal was met, awards for the year were made following completion of the year in the form of shares of RSUs that vested on January 1 of the next year, generally dependent upon the executive remaining employed at the time of vesting. Thus, LTIP awards earned in connection with 2005 financial performance were awarded in early 2006 and vested on January 1, 2007. In March 2006, based on its desire to reward attainment of the company’s longer-term performance goals, the Compensation Committee decided to set LTIP goals with overlapping three-year performance cycles, beginning in January of each year, with the first of these cycles covering the 2006-2008 period. Earned awards would be paid in shares of unrestricted stock after the end of the three-year cycle.

As previously disclosed, the company determined that no awards were likely to be earned for the 2006-2008 or 2007-2009 performance cycles. As a result, no expense for either cycle was recognized in 2008, although the company will continue to evaluate its earnings per primary share performance for the purpose of determining future expense related to the 2007-2009 cycle. As expected, no awards were earned for the 2006–2008 performance cycle as the minimum level of performance was not achieved.

2.	Methodology for 2008-2010 LTIP Performance Cycle

During the fall of 2007 and at its meeting in February 2008, the Compensation Committee considered the resulting potential negative effect of the failure to achieve at least the threshold level of award in each of the prior two performance cycles on the company’s ability to attract and retain talented executives. The Committee decided that changes in the design of the LTIP were appropriate for the 2008-2010 cycle in an effort to improve its effectiveness as a recruiting and retention tool. The Committee considered several alternative approaches to performance measurement and concluded that, for the 2008-2010 cycle, grants would be divided into two components, one-half tied to achievement of cumulative earnings per primary share (EPS) and the other half to relative total shareholder return (TSR). Results will be measured annually, with awards earned for each year banked, subject to (i) an executive’s continued employment until such time as any earned award is paid (which is anticipated to be in February 2011) and (ii) forfeiture at the end of the 2008-2010 cycle. Banked shares may be forfeited for the EPS portion of the grants if cumulative EPS is below the threshold level for the entire period. For the TSR portion, banked shares will be forfeited if TSR for the entire period is below the 25th percentile of the Peer Group described on page 27.

The performance factors of cumulative EPS and relative TSR were selected, respectively, to tie to the company’s strategic plan to achieve profitable growth and to align most directly the interests of executives and shareholders. In contrast to the MIP and to the LTIP 2007-2009 cycle, no individual performance factor will be applied at the conclusion of the 2008-2010 performance cycle. Rather, in establishing the individual target award opportunities, the Committee considered each participant’s individual performance and potential, and used its assessment of these factors to adjust target award opportunities above or below the median of the published market survey and Peer Group data for target total equity compensation. The Compensation Committee also retains negative discretion to reduce awards consistent with the terms of the LTIP. LTIP participants’ total target equity compensation opportunities, inclusive of the LTIP and RSUs, range between the 25th and 75th percentiles of the relevant published market survey and Peer Group data. The threshold, target and maximum EPS performance objectives were set at levels expected to result in an approximate probability of payout at 80% for threshold, 50% for target and 10% for maximum. The relative TSR performance objectives at the threshold, target and maximum levels are the 25th, 50th and 75th percentile, respectively, with amounts interpolated for performance between these levels. As discussed above, each participant’s LTIP opportunity for the 2008-2010 cycle constitutes 60% of his or her target equity compensation for 2008.

The calculation of EPS for the 2008-2010 cycle will exclude the effect of any share issuances and proceeds from the exercise of the company’s warrants (which expired on March 19, 2009). It also will exclude certain other factors affecting net income, to the extent they exceed pre-set parameters, such as currency exchange rates, weather-related impacts, the impact of unbudgeted regulatory proceedings, governmental investigations or litigation, including fees and penalties, items classified in the company’s consolidated financial statements as items of “Other Income and Expense,” the impact of new accounting pronouncements and other unpredictable and uncontrollable events, that could be outside of management’s control and not directly reflect current operational performance. The Committee determined that management should not be unduly rewarded or penalized for such factors. Accordingly, the Committee determined to exclude the impact of such factors in determining whether or not the performance measures had been achieved. At the time the cumulative EPS goals were established, the Compensation Committee reviewed the company’s 2007 performance and its business plan for 2008 plus earnings growth targets for 2009 and 2010, which were established in relation to earnings growth estimated for the company at that time as reported in the Institutional Brokers Estimate System (IBES), and considered its own assessment of a reasonable level of improved profitability. The goals were set at levels that were intended to be challenging yet provide employees reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level.

For each LTIP participant for the 2008-2010 cycle, the target LTIP award opportunity is a number of shares calculated by dividing the target amount, denominated in dollars, by the average fair market value of a share of common stock over the last 20 trading days immediately preceding the LTIP performance period. This approach was recommended by the Compensation Committee’s consultant so that the ultimate value realized by executives would reflect changes in stock price during the three-year performance period. The 20-day average price in December 2007 was $19.5445. The threshold, target and maximum opportunities for the 2008-2010 performance cycle for the Named Executive Officers are reported in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table on page 43. Achievement is based on the pre-set cumulative EPS and relative TSR levels described above for the performance period. The participant will receive none of the target number of shares if the threshold level is not achieved, 100% if the target level is achieved and 200% if the maximum level is achieved, subject to the adjustments described above, with amounts interpolated for performance between these levels. Based on achievement of the stated metrics for the first year of this performance cycle and the Committee’s exercise of its negative discretion due to the reasons discussed above in the Overview of 2008 Results, 2009 Environment and Compensation Actions, none of the LTIP participants will “bank” any portion of his target LTIP award opportunity for 2008. Nonetheless, amounts are included in the Grants of Plan-Based Awards Table pursuant to SFAS No. 123(R) based on the accounting accrual of possible awards for the full 2008-2010 cycle.

3.	LTIP Program for 2009-2011 Cycle

The Compensation Committee has decided that the design of the LTIP program for the 2009–2011 performance cycle will remain essentially the same as that used in the 2008–2010 performance cycle. Individual target award opportunities for the 2009-2011 cycle were established in the same manner as those for the 2008–2010 cycle relative to the median of the published market survey and Peer Group data for target total equity compensation based on the Committee’s assessment of each participant’s individual performance and potential.

4.	Alignment with Shareholder Interests

We believe that the following attributes of the LTIP program further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•

The target LTIP award for each participant is adjusted upward or downward from the median of the competitive market data at the beginning of each performance cycle based on the Committee’s assessment of each Named Executive Officer’s performance and potential.

•

The corporate performance objectives (EPS and TSR measured over a three-year period) are designed to provide focus on steadily improving annual earnings and improving the return on the company’s common stock in order to outperform Peer Group companies.

•

To mitigate the effect of any short term price swings, the calculation of relative TSR for each year in a cycle and for the full cycle is based on Chiquita’s and each Peer Group company’s stock price averaged over the last twenty trading days of the preceding calendar year.

•	The value of each executive’s LTIP target award opportunity is approximately 60% of his total target annual equity award value.

•

We grant these awards for retention and incentive purposes. We believe that the size of these awards relative to the overall value of our equity-based compensation program is appropriate for this purpose and provides our executives with the incentive to focus their efforts on earning their long-term incentive awards.

•	The maximum payout of the LTIP for any executive is capped at 200% of his respective target award, regardless of actual performance results.

•

The portion of each LTIP award that is determined based on EPS performance against target is calculated on a self-funding basis, meaning that awards are payable only after giving effect to the impact on net income of the awards themselves.

•	Amounts payable are subject to recovery by the company in the event of a restatement of the financial results upon which the awards were based that is attributable to the malfeasance of the recipient.

All Other Compensation.

Deferred Compensation Plans. The Compensation Committee believes that maintaining deferred compensation and wealth accumulation plans is in line with Chiquita’s philosophy of having pay and benefit programs that are market competitive and that encourage retention through long-term savings on a tax-efficient basis. Thus, executive officers who participate in Chiquita’s 401(k) Plan and Capital Accumulation Plan (CAP) are eligible for company contributions and those who participate in the Deferred Compensation Plan (DCP) are eligible for interest on prior deferrals. As discussed under “Establishing Executive Compensation,” when setting annual target compensation, the Committee reviews the extent to which wealth has been accumulated under these plans. However, the primary focus of the Committee is on establishing compensation which is competitive with companies in the Peer Group so as to enable the company to attract and retain qualified employees.

Chiquita provides matching contributions in its Savings and Investment Plan (SIP), a 401(k) Plan, to all participating U.S. employees (including the Named Executive Officers other than Mr. Loeb); substantially all non-union U.S. employees are eligible to participate. During 2008, the matching contribution was equal to 150% of employee contributions of up to 6% of eligible compensation, subject to annual legal maximums. Thus, employees who contributed 6% of eligible compensation were entitled to a matching contribution corresponding to 9% of compensation. All company matching contributions traditionally have vested at 20% per year of employment and been fully vested after five full years of employment. For 2008, the maximum annual company match was $20,700 per eligible employee. For 2009, due to the challenging and uncertain current economic conditions, the company reduced its matching contributions to 100% of employee contributions of up to 6% of eligible compensation, (“basic match”), subject to annual legal maximums, with the remaining 50% matching contribution conditioned on the achievement of the company’s target net income after taking into consideration the accrual for the additional matching contributions (“discretionary match”). Further, the basic match will be vested immediately in 2009 in order to qualify as a safe harbor match under the terms of the Internal Revenue Code. The discretionary match, which will be made in early 2010 if earned, will continue to vest at 20% per year of employment and will be fully vested after five full years of employment.

The CAP is a voluntary, non-qualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code and are designated as executive officers by the Board or designated by the Committee that administers the CAP as eligible to participate; this generally includes any employee earning an annualized base salary of at least $140,000. Chiquita historically has matched contributions from deferrals of salary and annual incentives and amounts earned in excess of 401(k) limits dollar-for-dollar based on the employee’s age and compensation; the maximum matching contribution to the CAP is $50,000 annually. For the 2008 plan year, the match was credited to the participants’ accounts at the same time as their respective deferrals. For the 2009 plan year, the matching contribution is conditioned on the achievement of the company’s target net income after taking into consideration the accrual for the additional matching contributions. The match, if any, will be credited to participants’ accounts in early 2010.

The DCP was in effect for compensation earned and deferred through 1999. Mr. Zalla is the only current Named Executive Officer who participates in this plan.

Further information on the contributions to and terms of these plans is included under “Deferred Compensation” beginning on page 49.

Perquisites and Other Personal Benefits. The Named Executive Officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental and life insurance coverage. Otherwise, the company provides very limited perquisites to its executive officers, including the Named Executive Officers. Based on discussions with the Compensation Committee’s independent compensation consultant and comparisons to published survey data, the company believes that it offers substantially fewer types and lower levels of perquisites to its executive officers than other similarly sized companies.

Perquisites currently include the following: LTIP participants are enrolled in an executive health program that includes a comprehensive annual health exam, with counseling available for certain health and well-being related needs. The company reimburses spousal travel expenses of executives reporting directly to the CEO to allow spouses to accompany such executives on up to two business trips per year. The company owns one corporate aircraft in connection with its Fresh Express operations in North America. In connection with the business use of this aircraft or any aircraft chartered for a particular business need, on rare occasions there may be personal use for a particular segment of a flight or to accommodate an accompanying family member. To the extent any perquisites constitute taxable compensation, the company generally reimburses the executive for the taxes withheld as a result of the compensation. The Compensation Committee may consider and approve other perquisites from time to time.

For 2008, the incremental costs to the company of personal benefits for Named Executive Officers whose personal benefits exceeded $10,000 were $16,178 for Mr. Aguirre and $78,665 for Mr. Viviani. The amounts received by Mr. Aguirre consisted of $1,020 in company-paid executive health plan expense, $10,588 related to spousal travel and $4,570 for professional services in connection with his and family members’ applications to become U.S. citizens. In connection with Mr. Viviani’s 2005 relocation from Cincinnati, Ohio to Salinas, California to take on new responsibilities based in Salinas, the Board approved a five-year mortgage subsidy arrangement to assist him due to the significant differences in market housing prices in those two areas. Under the program, which commenced in July 2006 upon Mr. Viviani’s purchase of a home in the Salinas area, Chiquita provides him with a monthly payment equivalent to a mortgage rate reduction. For the first year of residency, the rate reduction was 5%; the payment decreased to 4% in the second year, 3% in the third year and will decrease to 2% and 1% in the fourth and fifth years, respectively. This arrangement resulted in payments to Mr. Viviani totaling $66,561 in 2008 and, assuming his continued employment, will result in payments totaling approximately $45,800 in 2009.

The incremental costs of these personal benefits for the Named Executive Officers are included in column (i) of the Summary Compensation Table along with other reportable amounts. The company calculates the value of the above personal benefits on a dollar cost basis per person.

Recoupment Policy

A condition of performance-based awards granted for 2008 and 2009 (i.e., MIP opportunities and 2008-2010 and 2009-2011 LTIP opportunities) is that the Compensation Committee will have discretion to recover all or some portion of earned awards in the event of a restatement of the financial results upon which the awards were based that is attributable to the malfeasance of the recipient.

Employment and Severance Agreements

Chiquita has change-in-control and severance arrangements with each of the Named Executive Officers other than Mr. Aguirre and has employment agreements with Mr. Aguirre and Mr. Loeb that, among other things, cover change-in-control and termination of employment scenarios. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during times of potential uncertainty, as well as to help secure covenants for non-competition and non-solicitation. Please see “Employment Agreements and Other Arrangements” beginning on page 50 for a description of these agreements.

Timing of Equity Awards and Equity Guidelines

The company has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation. In November 2006, the Committee adopted Equity Guidelines that include formal practices for pricing LTIP awards and grants of RSUs. With respect to LTIP awards, the award target is determined no later than 90 days after the beginning of any performance period based on a dollar value that is converted into shares based upon the 20-day average at the end of the previous year. Annual grants of RSUs for all employees, including executive officers, are approved during, or pre-approved with an effective grant date during, a trading “window period,” which the company defines as a period beginning on the third day following release of its quarterly financial results and ending 15 days before the end of the next fiscal quarter. If the company is in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public. Any decision to defer action would be made by the company’s Law Department after consultation with outside counsel, the CEO and the Chair of the Compensation Committee, as appropriate. Grants of RSUs to newly appointed or newly promoted executive officers are effective on the date approved by the Compensation Committee (or, if later, the first day of employment); grants of RSUs to other new hires or in connection with promotions in any month are effective on the last trading day of the month in which employment commences or the promotion becomes effective.

Stock Ownership Guidelines for Executive Officers

The Committee established a stock ownership guideline for Mr. Aguirre in his January 2004 employment agreement that requires him to own five times his annual base salary in Chiquita common stock within five years of his date of hire. Ownership guidelines were established for other executive officers, and the guideline for the CEO was reaffirmed, in March 2006. Each executive officer other than

Mr. Aguirre is required to own three times his or her annual salary in Chiquita common stock within five years of the later of March 27, 2006 or the date of hire (or, if applicable, promotion) before any shares of the company may be sold. Progress toward the goal is expected to be approximately 20% per year, and is reviewed annually. If a person’s guideline amount is not met by the end of five years, 50% of the person’s future awards under the MIP will be made in shares until such time as the guideline is met. In addition, until the full guideline is satisfied, a person subject to the guidelines may not, without Board approval, sell stock, including shares received upon the vesting of RSUs or the exercise of stock options. However, the guidelines do not prohibit the surrender of a portion of these shares in order to pay withholding taxes or the sale of shares with respect to taxes due upon the vesting or exercise of any equity awards. The value of the following holdings by participants counts toward the ownership guidelines:

•	shares held in the company’s 401(k) Plan and Employee Stock Purchase Plan;

•	unvested RSUs;

•	the value of exercisable “in-the-money” employee stock options (fair market value less exercise price); and

•	any other shares of common stock beneficially owned by the participant.

As of December 31, 2008, Messrs. Aguirre, Zalla and Viviani had met their respective stock ownership guidelines and Messrs. Loeb and Thompson had made more than the expected progress toward their respective stock ownership guidelines.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits the company from taking an income tax deduction for any compensation in excess of $1 million per year paid to its chief executive officer or any of its other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by shareholders. To the extent practicable, the Committee grants performance-based compensation intended to be deductible. However, the Committee believes that the company must be able to attract, retain and reward the executive leadership necessary to execute its business strategy. Therefore, the Committee authorizes compensation that is not deductible when it believes this is in the best interests of the company. Because the company’s taxable earnings are substantially from foreign operations, it currently does not generate U.S. federal taxable income. Therefore, the immediate financial effect of lost deductions is de minimis and, the Committee believes, is outweighed by the benefits to the company derived from attracting, retaining and rewarding executive leadership.

Compensation Tables

The table below summarizes, for the years indicated, the compensation of Chiquita’s principal executive officer, principal financial officer and the three most highly paid other executive officers (collectively referred to as the Named Executive Officers).

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total (5) ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Fernando Aguirre Chairman of the Board, President and Chief Executive Officer	2008 2007 2006	945,385 900,000 795,769	1,910,129 1,801,069 1,120,635	-- -- 1,013,188	859,096 -- --	95,998 72,972 90,119	3,810,608 2,774,041 3,019,711
Jeffrey M. Zalla Senior Vice President and Chief Financial Officer	2008 2007 2006	424,885 395,000 367,538	379,225 173,653 317,542	-- -- --	146,916 -- --	36,561 33,595 45,235	987,587 602,248 730,315
Tanios Viviani President, Global Innovation and Emerging Markets and Chief Marketing Officer	2008 2007 2006	444,308 414,423 382,308	534,857 284,702 555,114	-- -- --	201,592 -- --	134,401 126,802 194,187	1,315,158 825,927 1,131,609
Michel Loeb(6)(7) President, Europe and Middle East	2008 2007	468,667 411,589	263,702 195,453	-- --	144,224 40,066	34,671 207,591	911,264 854,699
James E. Thompson(7) Senior Vice President, General Counsel and Secretary	2008	387,231	310,407	--	195,331	48,404	941,373

(1)	Includes amounts deferred under Chiquita’s Capital Accumulation Plan. See “Deferred Compensation.”

(2)

Represents the dollar amounts expensed for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123(R) and includes amounts from awards granted both during and before 2008. This includes dollar amounts expensed for RSU awards that are not fully vested and for the 2008-2010 LTIP that will be paid only if the performance criteria are met. The SFAS No. 123(R) expense increased in 2008 versus 2007 both because no LTIP amounts were expensed in 2007 and because the change to include TSR performance criteria for the 2008-2010 LTIP cycle resulted in different treatment under SFAS No. 123(R) than the criteria under prior LTIP cycles. See Notes 1 and 15 to the company’s consolidated financial statements for a discussion of the assumptions made in determining the valuations reported. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting that would otherwise apply under SFAS 123(R).

(3)	MIP payment for 2008 performance.

(4)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

All Other Compensation – 2008

Name	Employer Contributions to Chiquita 401(k) or Belgian and Swiss Pension Plans, as applicable ($)	Employer Contributions to Chiquita Deferred Compensation Plans(a) ($)	Reimbursement of Taxes(b) ($)	Perquisites(c) ($)	Total All Other Compensation ($)
Fernando Aguirre	20,700	50,000	9,120	16,178(d)	95,998
Jeffrey M. Zalla	20,700	13,858	2,003	--	36,561
Tanios Viviani	20,700	26,345	8,691	78,665(e)	134,401
Michel Loeb	34,671	--	--	--	34,671
James E. Thompson	20,700	25,651	2,053	--	48,404

(a)	See “Deferred Compensation” for further information on these employer contributions.

(b)	Represents reimbursement of taxes resulting from payments by Chiquita of certain personal benefits.

(c)

Except for Messrs. Aguirre and Viviani, perquisites paid to each of the Named Executive Officers were less than $10,000. The company calculates the value of personal benefits on a dollar cost basis per person.

(d)

Includes $1,020 in company-paid executive health plan expense, $10,588 related to spousal travel and $4,570 for professional services related to required data collection in connection with Mr. Aguirre’s and his family members’ applications to become naturalized citizens of the U.S.

(e)

Includes a mortgage subsidy of $66,561 paid to Mr. Viviani in connection with his 2006 relocation to California (due to differences in market housing prices), $1,840 in company-paid executive health plan expense, $10,008 related to spousal travel and $256 in club membership fees.

(5)

The Total column reflects the sum of the dollar amounts in the other columns. The amount of compensation actually paid or provided to each Named Executive Officer related to 2008 service was substantially less. The amounts paid or provided were as follows: Mr. Aguirre, $1,900,479 (50% of total);

Mr. Zalla, $608,362 (62% of total); Mr. Viviani, $780,301 (59% of total); Mr. Loeb, $ 647,562 (71% of total); and Mr. Thompson, $630,966 (67% of total). The amounts in the Stock Awards column were not actually paid to any Named Executive Officer in 2008. The value of these stock awards upon future vesting may be more or less than the reported amounts.

(6)

In 2008 Mr. Loeb relocated from Belgium to Switzerland. Represents the sum of all payments in 2008 converted from euro or Swiss Francs to U.S. dollars at the exchange rate in effect on each payment date.

(7)	Mr. Thompson was not a Named Executive Officer in 2007 or 2006; Mr. Loeb was not a Named Executive Officer in 2006. Therefore, no information is presented for those years.

Equity Compensation

The following table provides information on each cash or equity award and award opportunity granted to the Named Executive Officers during 2008.

2008 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)	Current Market Value (5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
FernandoAguirre	3/28/2008 8/5/2008	247,000	1,235,000	2,778,750	36,839	98,237	196,474	81,477	2,858,697 1,280,004	626,752 519,823
Jeffrey M. Zalla	2/14/2008 8/5/2008	52,800	264,000	594,000	6,716	17,908	35,816	15,914	404,810 250,009	114,253 101,531
Tanios Viviani	2/14/2008 8/5/2008	64,400	322,000	724,500	8,250	22,001	44,002	18,460	497,333 290,007	140,366 117,775
Michel Loeb	2/14/2008 8/5/2008	56,321	281,607	633,616	6,908	18,420	36,840	15,277	416,384 240,002	117,520 97,467
James E. Thompson	2/14/2008 8/5/2008	46,800	234,000	526,500	6,236	16,629	33,258	16,232	375,899 255,005	106,093 103,560

(1)

These columns reflect the potential value of the payout for each Named Executive Officer under the MIP. For illustration purposes, the threshold amounts shown assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%) and the minimum level of performance under the plan of 10% of target for the net income portion and 50% of target for the revenue from new products portion; the target amounts shown assume achievement of a 100% individual performance factor and 100% company financial performance; and the maximum amount shown reflects a 150% individual performance factor and 150% company financial performance to show the maximum amount payable under the MIP. The awards were subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Management Incentive Program Awards” for further information on this program and column (g) of the Summary Compensation Table for actual amounts paid under the awards.

(2)

These columns reflect the 2008-2010 LTIP opportunities approved in 2008. For illustration purposes, the threshold amounts shown assume achievement of the minimum level of performance under the plan of 50% of target for the EPS portion and 25% for the TSR portion; the maximum amount shown reflects a 200% company financial performance to show the maximum amount payable under the LTIP. The awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. To the extent earned, awards would be made in early 2011. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Awards” for further information on this program.

(3)

This column reflects RSU awards granted in 2008. The awards reported for the Named Executive Officers vest in four annual installments beginning on the first anniversary of the grant date. Unvested RSUs do not confer dividend or voting rights.

(4)

The Grant Date Fair Values of the 2008-2010 LTIP opportunities were determined by multiplying the number of target shares by the grant date fair value. This is calculated differently for the LTIP opportunities based on cumulative EPS (performance-based award) and for LTIP opportunities based on relative TSR (market-based award). Half of the target shares were multiplied by the closing share price on the grant date, $22.80 for Mr. Aguirre and $18.80 for all others, which represents the grant date fair value for the LTIP opportunity based on cumulative EPS. The remaining half of the shares were multiplied by $35.40 for Mr. Aguirre and $26.41 for all others, which represents the estimated grant date fair value of the LTIP opportunity based on relative TSR using a Monte Carlo simulation, which involves a calculation based on a probability weighting of a series of statistically possible potential outcomes. The Grant Date Fair Values of the RSU awards were determined by multiplying the number of shares by $15.71, the closing price of Chiquita common stock on the grant date.

(5)	Based on the closing price of Chiquita common stock on the Record Date of $6.38.

All awards are subject to the grantee being an employee of Chiquita on the vesting date, except under certain circumstances such as a change in control, death, disability or retirement. See “Employment Agreements and Other Arrangements.”

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2008. The company generally does not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2008.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Fernando Aguirre	325,000			23.16	1/11/2014
						56,940(2)	841,573
						62,533(3)	924,238
						81,477(4)	1,204,230
								14,813(5)	218,936
								30,949(6)	457,426
								36,839(7)	544,480
Jeffrey M. Zalla	37,500			16.97	5/9/2012
	37,500			16.92	5/30/2012
						2,945(8)	43,527
						10,306(9)	152,323
						14,070(3)	207,955
						15,914(4)	235,209
								3,135(5)	46,335
								5,591(6)	82,635
								6,716(7)	99,262

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Tanios Viviani						3,230(8)	47,739
						14,504(9)	214,369
						20,721(3)	306,256
						18,460(4)	272,839
								3,744(5)	55,336
								7,834(6)	115,787
								8,250(7)	121,935
Michel Loeb						1,051(10)	15,534
						4,513(11)	66,702
						6,396(3)	94,533
						15,277(4)	225,794
								2,209(5)	32,649
								2,515(6)	37,172
								6,908(7)	102,100
James E. Thompson						6,107(9)	90,261
						17,907(3)	264,665
						16,232(4)	239,909
								1,597(5)	23,604
								4,836(6)	71,476
								6,236(7)	92,168

(1)	Based on the $14.78 per share closing price of Chiquita common stock on December 31, 2008.

(2)	Award vests in two remaining equal installments on April 15, 2009 and 2010.

(3)	Award vests in three remaining equal installments on August 7, 2009, 2010 and 2011.

(4)	Award vests in four equal installments on August 5, 2009, 2010, 2011 and 2012.

(5)	Threshold (minimum) 2006-2008 LTIP award opportunity. No awards were earned for the 2006-2008 cycle.

(6)	Threshold (minimum) 2007-2009 LTIP award opportunity. In 2007 the company determined that no awards were likely to be earned for the 2007-2009 cycle.

(7)

Threshold (minimum) 2008-2010 LTIP award opportunity. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Awards” for a description of LTIP terms and 2008 Grants of Plan-Based Awards Table for threshold, target and maximum award opportunities.

(8)	Award vests in one remaining installment on October 27, 2009.

(9)	Award vests in two remaining equal installments on October 18, 2009 and 2010.

(10)	Award vests in one remaining installment on October 20, 2009.

(11)	Award vests in two remaining equal installments on November 2, 2009 and 2010.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

(a)	(b)	(c)	(d)	(e)
Fernando Aguirre	-	-	110,000(2) 28,470 (3) 20,844(4)	1,890,900 649,401 336,214
Jeffrey M. Zalla	-	-	2,945(5) 5,153 (6) 4,689(4)	35,870 66,886 75,634
Tanios Viviani	-	-	3,507(7) 3,229(5) 7,252(6) 6,906 (4)	54,849 39,329 94,131 111,394
Michel Loeb	-	-	4,250(7) 1,250(8) 1,050(5) 2,257(6) 2,131(4)	73,313 28,625 14,553 30,808 34,373
James E. Thompson	-	-	6,732(9) 3,054(6) 5,968(4)	141,574 39,641 96,264

(1)	Based upon the closing price of Chiquita common stock on the respective date of vesting.

(2)	Vesting in full of a RSU award granted upon hire in January 2004.

(3)	Vesting of the first portion of a three-year RSU award granted in 2007.

(4)	Vesting of the first portion of a four-year RSU award granted in 2007.

(5)	Vesting of the third portion of a four-year RSU award granted in 2005.

(6)	Vesting of the second portion of a four-year RSU award granted in 2006.

(7)	Vesting of the fourth portion of a four-year RSU award granted upon hire in 2004.

(8)	Vesting of the fourth portion of a four-year RSU award granted in 2004.

(9)	Vesting of the second portion of a two-year RSU award granted upon hire in 2006.

Deferred Compensation

2008 Nonqualified Deferred Compensation

The following table provides information on deferred compensation under the CAP and the DCP.

Name	Plan	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)

(a)		(b)	(c)	(d)	(e)	(f)
Fernando Aguirre	CAP DCP	50,000 --	50,000 --	13,617 --	-- --	548,802 --
Jeffrey M. Zalla	CAP DCP	63,733 --	12,044 1,814	(264,708) --	-- --	447,779 47,530
Tanios Viviani	CAP DCP	35,545 --	26,345 --	(58,734) --	-- --	129,351 --
Michel Loeb(5)	CAP DCP	-- --	-- --	-- --	-- --	-- --
James E. Thompson	CAP DCP	50,000 --	25,651 --	(15,448)	-- --	60,203 --

(1)	These amounts are included in column (c) of the Summary Compensation Table.

(2)

These amounts are included in column (i) of the Summary Compensation Table for Messrs. Aguirre, Zalla, Viviani, and Thompson and, as to the DCP, for Mr. Zalla. For the DCP, contributions represent 3.91% interest compounded quarterly on existing account balances. See narrative below for further description of the terms of the CAP and DCP.

(3)	For the CAP, represents overall returns from deemed investment funds selected by the participant.

(4)

The following amounts were reported previously as compensation to each Named Executive Officer on the Summary Compensation Table(s) in the year(s) noted. Amounts deferred prior to becoming a Named Executive Officer are not included.

CAP

Name	Deferrals	Company Match	Total
Mr. Aguirre (2004-2007)	$200,000	$200,000	$400,000
Mr. Zalla (2005-2007)	308,445	46,124	354,569
Mr. Viviani (2005-2007)	63,646	50,514	114,160

DCP

Name	Deferrals	Interest	Total
Mr. Zalla (2005-2007)	$0	$5,652	$5,652

(5)	Mr. Loeb is not eligible to participate in the CAP because he is not a U.S. taxpayer and is not paid in the U.S.

The CAP is a voluntary, nonqualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code and are designated as executive officers by the Board or designated by the Administrative Committee as eligible to participate; this generally includes any employee earning an annualized base salary of at least $140,000. Participants may elect to defer up to 80% of salary and up to 80% of annual MIP payments, as long as the deferrals do not reduce compensation below the amount necessary to satisfy employment or withholding tax obligations. Chiquita matches contributions based on the participant’s contribution percentage and age. Based on their ages during 2008, Mr. Aguirre was eligible to receive an 8% match on contributions, Mr. Zalla, 1%; Mr. Viviani, 4%; and Mr. Thompson, 5%. An additional company match is made on 4% of the participant’s compensation over the IRS limit for 401(k) plans ($230,000 for 2008). The maximum annual company match for any participant is $50,000. The company match vests at 20% per each year of completed service unless the Compensation Committee authorizes a participant to be credited with prior years of service with another employer. Each participant’s account balance is credited or debited, as applicable, with earnings or losses attributable to the various deemed investment funds among which the participant may allocate contributions. The deemed investment funds include mutual funds in each of the major asset classes (cash equivalent, fixed income and equity) covering a broad range of the risk-return spectrum. A participant may change investment allocations daily. Beginning in 2009 the company’s matching contribution in the CAP is contingent on the achievement of the company’s target net income plus an amount sufficient to fund the matching contribution.

Each year, CAP participants may elect to receive that year’s account balance either in a future year while still employed (beginning no earlier than two years after the current plan year ends) or upon termination of employment or retirement, and may elect to have payment made either in a lump sum or over a period of up to 10 years. Unscheduled withdrawals are not permitted, except for hardship.

The DCP, a nonqualified deferred compensation plan, was in effect for compensation earned through the end of 1999. The CAP replaced the DCP for compensation earned beginning in 2000. During 2008, interest accrued quarterly on the participants’ DCP balances at a rate of 3.91%. The interest rate payable was set by the Compensation Committee in 2005 to be equal to the ten-year U.S. Treasury bond yield, adjusted annually on the first business day of each year. Lump sum payments are made as soon as administratively practicable after the end of the deferral term (five years, ten years or upon death, disability or termination of employment, as elected by the participant in the year the amount was deferred). Unscheduled withdrawals are not permitted except for hardship.

The CAP and DCP account amounts are unfunded and unsecured obligations of the company and are subject to the same treatment and risks as other general obligations of the company.

Employment Agreements and Other Arrangements

Employment Agreement with Mr. Aguirre. In January 2004, the company and Mr. Aguirre entered into an employment agreement in connection with his appointment as President and Chief Executive Officer (the Agreement). The Agreement expired in January 2007 and, in April 2007, the company and Mr. Aguirre entered into a Letter Agreement (the Letter Agreement), approved by the independent members of the Board, that renewed the Agreement in its entirety with certain modifications. As amended by the Letter Agreement, Mr. Aguirre’s employment agreement provides that his employment will continue on an “at will” basis. All elements of his compensation are recommended by the Compensation Committee and approved by the Board from time to time. The Letter Agreement provides that benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified by the company’s Board on a prospective basis under certain circumstances discussed below.

Except as otherwise indicated below, under the terms of the Letter Agreement, the following provisions of the Agreement continue to apply.

Mr. Aguirre is entitled to participate in the company’s benefit programs, generally on the same terms as other senior executives of the company. For the company’s CAP, Mr. Aguirre was credited with an additional 10 years of age and the 23 years of service with his immediately prior employer.

Mr. Aguirre will be nominated by the Board for election as a director as long as he remains employed by the company. He is required to resign from the Board if his employment terminates for any reason.

If the company terminates Mr. Aguirre’s employment for “cause,” his option to purchase 325,000 shares of common stock at $23.16 per share (the Option), although currently exercisable, will be forfeited. If Mr. Aguirre terminates his employment other than for “good reason,” the Option will remain exercisable for 90 days. Termination for “cause” is termination for willful misconduct, willful engaging in conduct which is demonstrably and materially injurious to the company, or conviction of or plea of guilty or nolo contendere to any felony. “Good reason” is any material breach by the company of its obligations under the Agreement or Letter Agreement with Mr. Aguirre, a substantial adverse alteration in the nature or status of his title or responsibilities, a reduction in his base salary or target incentive or, after a Change of Control (as defined in the Agreement), the failure to provide him with participation in any equity-based plan on a level commensurate with his position or the relocation of his principal place of employment more than fifty (50) miles from his current principal place of employment.

If the company terminates Mr. Aguirre’s employment other than for “cause” or he terminates his employment for “good reason,” Mr. Aguirre will receive two times his then-current base salary and target annual incentive, payable over a two-year period; a pro rata annual incentive based on the incentive amount that would have been paid for a full year of employment, determined and paid at the time annual incentives are normally paid to senior executives; and 36 months of welfare benefits (such as medical and dental insurance) for himself and eligible dependents, plus the opportunity to pay for company welfare benefits for himself and his eligible dependents for life. In the event of such a termination, the Option will remain exercisable for three years following termination (or until its expiration, if earlier).

If within two years following a “change of control” (as defined) the company terminates Mr. Aguirre’s employment for any reason other than “cause” or disability, or he terminates his employment for “good reason,” he will receive the severance benefits described immediately above except that he will receive three times his then-current base salary and target annual incentive and all outstanding equity awards will vest in full. Any option to purchase company stock will be fully exercisable for three years after the termination date (or until its earlier expiration).

In the event of Mr. Aguirre’s death or disability, he or his beneficiaries will receive a pro rata annual incentive determined and payable at the normal payment time for senior executives. Any outstanding options to purchase common stock (including the Option) will vest in full and be exercisable for three years (or until their earlier expiration).

If payments received by Mr. Aguirre in connection with his employment are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” he generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that otherwise would be received.

The Letter Agreement provides that payments and benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified by independent members of the company’s Board of Directors, if the Board determines that the payments exceed those generally provided to similarly situated executives. However, any such modification that reduces those payments will not be applicable to a termination of employment that occurs within one year of the Board action. Further, if a change of control takes place within one year of any such Board action, the reduction will not be applicable to a termination of employment occurring within two years following the change of control.

The Letter Agreement contains confidentiality, non-competition and non-solicitation provisions. The confidentiality restriction applies during and after Mr. Aguirre’s employment. The non-competition and non-solicitation restrictions apply for two years after his termination date. In the event that Mr. Aguirre is found to have violated any of these restrictions within two years of his termination date, he must pay back to the company certain payments that he has received.

The following table shows the amount of potential payments to Mr. Aguirre under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 31, 2008, and using the $14.78 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

Mr. Aguirre
Retirement	$2,970,041
Unvested and accelerated RSUs (1)	2,970,041
Involuntary Not for Cause Termination or For Good Reason Termination	$6,315,703
Cash severance	4,370,000
Non-equity incentive award (MIP)	859,096
Unvested and accelerated RSUs (1)	1,029,915
Health and welfare benefits	56,692
Change in Control	$18,124,300
Cash severance	6,555,000
Unvested and accelerated RSUs (1)	2,970,041
Unvested and accelerated LTIP awards	3,706,484
Health and welfare benefits	56,692
Potential excise tax gross-up	4,836,083
Death	$4,729,137
Non-equity incentive award (MIP)	859,096
Unvested and accelerated RSUs (1)	2,970,041
Insurance proceeds	900,000
Disability	$4,038,334
Non-equity incentive award (MIP)	859,096
Unvested and accelerated RSUs (1)	2,970,041
Health and welfare benefits	209,197

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

If Mr. Aguirre’s employment were terminated for “cause,” the company match benefit portion of his CAP account and related earnings ($274,401 at December 31, 2008) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that Mr. Aguirre voluntarily terminates his employment other than for “good reason.”

Employment Agreement with Mr. Loeb. Until October 24, 2008, Mr. Loeb had interrelated employment agreements with Chiquita International Services Group N.V., a Belgian subsidiary of the company (the Belgian Contract), and Chiquita Banana Company B.V., a Netherlands subsidiary of the company (the Netherlands Agreement). Under the Belgian Contract, Mr. Loeb spent 60% of his working time as President of Chiquita Fresh Europe. Under the Netherlands Agreement, Mr. Loeb spent 40% of his working time as Managing Director of Chiquita Banana Company B.V.

In consideration for his services under the Belgian Contract and Netherlands Agreement, Mr. Loeb received an annual base salary of €285,377 and a target annual incentive set at 70% of his annual base salary. Mr. Loeb also was eligible to receive LTIP and other awards under the Stock Plan, was entitled to benefits customary to employees in Belgium and the Netherlands and, to the extent allowed by applicable foreign law, was eligible to receive other benefits customarily provided to the company’s U.S. executive officers.

On October 24, 2008, in connection with the relocation of the company’s European headquarters to Switzerland, Mr. Loeb entered into an employment agreement with Chiquita Brands International Sàrl, a Swiss subsidiary of the company (the Swiss Agreement). Under the Swiss Agreement, which replaces the Belgian Contract and Netherlands Agreement, Mr. Loeb serves as the President of Chiquita Europe and Middle East.

In consideration for his services under the Swiss Agreement, Mr. Loeb receives an annual base salary of CHF 490,867 (Swiss francs) and a target annual incentive set at 70% of his annual base salary. Mr. Loeb also is eligible to receive LTIP and other awards under the Stock Plan, is entitled to a housing allowance of up to CHF 26,415 annually for four years, is entitled to benefits customary to employees in Switzerland and, to the extent allowed under Swiss law, is eligible to receive other benefits customarily provided to the company’s U.S. executive officers.

The Swiss Agreement contains exclusivity, confidentiality, non-disclosure, non-solicitation and non-competition provisions. The confidentiality and non-disclosure provisions apply during Mr. Loeb’s employment and without limitation thereafter. The non-solicitation provision applies during Mr. Loeb’s employment and for one year thereafter. Unless termination of Mr. Loeb’s employment is attributable to the company’s “serious misconduct,” the non-competition provision prohibits him from competing with the company and its subsidiaries, within Switzerland and the members of the European Community, during his employment and for 12 months thereafter. The company may waive its rights under the non-competition provision for any reason within 15 days after terminating the Swiss Agreement.

Either party may terminate the Swiss Agreement by giving the other party six months prior written notice. In addition, Mr. Loeb takes part in the Executive Officer Severance Pay Plan and has entered into a Change in Control Severance Agreement with the company, both as described on page 55.

The following table shows the amount of potential payments to Mr. Loeb under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 31, 2008, and using the exchange rate and the $14.78 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

Mr. Loeb
Early Retirement (prior to age 65)	$974,010
Unvested and accelerated RSUs (1)	402,563
Pension	571,447
Normal Retirement (age 65 or older)	$1,548,308
Unvested and accelerated RSUs (1)	402,563
Pension	1,145,745
Involuntary Not for Cause or For Good Reason Termination	$1,220,554
Cash severance	746,606
Non-equity incentive award (MIP)	281,607
Unvested and accelerated RSUs (1)	136,833
Employer’s pension contribution	15,500
Health and welfare benefits	28,508
Outplacement services	11,500
Change in Control	$2,543,547
Cash severance	1,493,211
Non-equity incentive award (MIP)	281,607
Unvested and accelerated RSUs (1)	402,563
Unvested and accelerated LTIP awards	282,150
Employer’s pension contribution	15,500
Health and welfare benefits	57,016
Outplacement services	11,500
Death	$867,557
Unvested and accelerated RSUs (1)	402,563
Insurance proceeds	464,994
Disability	$5,982,482
Unvested and accelerated RSUs (1)	402,563
Guaranteed income (2)	5,579,919

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

(2)

Under Swiss law, in the event of disability and after a two-year waiting period, Mr. Loeb is eligible for CHF 294,517 annually until his death. The amount in the table assumes 20 years of payments and does not include an additional annual benefit of CHF 58,903 for each of Mr. Loeb’s children until age 18, or 25 if in school.

No special payments are triggered in the event that Mr. Loeb voluntarily terminates his employment other than for “good reason.”

Arrangements with Other Named Executive Officers. The company has compensation arrangements described below with other Named Executive Officers. The terms of these arrangements are believed by the Compensation Committee to be competitive with those offered by companies in the Peer Group and, therefore, appropriate in order for the company to attract and retain qualified employees. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during time of potential uncertainty, as well as to help secure covenants for non-competition.

The company has an Executive Officer Severance Pay Plan that applies to executive officers. Under the plan, any executive officer whose employment is terminated involuntarily for reasons other than “cause” (as defined), due to death or disability, or who terminates his or her employment for “good reason” (as defined), after the first anniversary of the executive officer’s hire date will be eligible to receive: a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual incentive payable in equal bi-weekly installments unless Section 409A of the Internal Revenue Code requires the first six months’ payments to be made in a lump sum; a pro rata annual incentive based on the target incentive opportunity, payable when annual incentives are normally paid or the first business day after the six month anniversary of separation if subject to Section 409A; twelve months of continuation of health care benefits; and outplacement services in accordance with company policy. In addition, the executive will be given one additional year of vesting of stock options and non-LTIP RSUs; and, if not penalized under the Internal Revenue Code, vested stock options will remain exercisable for one additional year following termination (but no later than the options’ expiration dates). As a condition of receiving the benefits, the affected executive must agree to release the company with respect to certain statutory rights and sign a separation agreement containing requirements for confidentiality and one-year non-solicitation and non-competition obligations. If the separated executive receives an offer of Substitute Employment (as defined) in a similar capacity while benefits are still payable, all benefits under the Executive Officer Severance Pay Plan cease unless otherwise specified by the company’s benefits committee.

In August 2008, the company entered into Change in Control Severance Agreements (the CIC Agreements) with each of its then executive officers other than Mr. Aguirre, entitling them to certain benefits in the event that they are involuntarily terminated without “cause” or resign for “good reason” within two years after a “change in control” (as each such term is defined in the Agreement) that occurs prior to the third anniversary of the date of each Agreement. The CIC Agreements replaced similar agreements that expired at or about the same time as the execution of the CIC Agreements. The company has utilized comparable severance agreements since 2001.

Payments under the CIC Agreements are in lieu of the Executive Officer Severance Pay Plan payments in the event of a change in control. Under each CIC Agreement, the executive officer will be entitled to: a lump sum severance payment equal to two times the sum of the executive officer’s annual salary and target annual incentive; a pro rata annual incentive equal to the greater of the target annual incentive for the year of termination and the target incentive in effect during the year in which the change in control occurs; a pro rata long-term incentive equal to the target level for each outstanding award; two years’ continuation of medical and other health and welfare benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; vesting of all unvested stock options and RSUs; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if not penalized under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental matching employer contributions under the CAP; outplacement services in accordance with company policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any “golden parachute” tax; and reimbursement for relocation expenses in accordance with company policy for any executive on temporary assignment abroad. If the payments and benefits received by the executive officer are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” the executive officer generally will be entitled to a “gross-up” payment such that his or her net payments, after all taxes, are equal to the payments that otherwise would have been received. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.

For purposes of the Executive Officer Severance Pay Plan and the CIC Agreements, termination for “cause” is termination for willful and continued failure of the executive to perform his/her duties, willful engaging in conduct which is demonstrably and materially injurious to the company, or refusal to cooperate with any legal proceeding or investigation if requested to do so by the company.

For purposes of the Executive Officer Severance Pay Plan “good reason” is a substantial adverse alteration in the nature or status of an executive’s responsibilities, a reduction in his/her annual salary or target annual incentive opportunity, or a failure to provide him/her with participation in any stock option or other equity-based compensation plan in which other employees of the company (and any parent, surviving or acquiring company) participate, unless such reduction or failure does not unreasonably discriminate against him/her as compared to such other employees who have similar levels of responsibility and compensation.

For purposes of the CIC Agreements, “good reason” includes the reasons in the paragraph above plus the relocation of the executive’s principal place of employment more than fifty (50) miles from his/her current principal place of employment or any material breach by the company of its obligations under the respective CIC Agreement.

The following table shows the amount of potential payments to Messrs. Zalla, Viviani and Thompson under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 31, 2008, and using the $14.78 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

	Mr. Zalla	Mr. Viviani	Mr. Thompson
Early Retirement (prior to age 65)	$714,013	$852,660	$607,456
Unvested and accelerated restricted stock units (1)	639,013	841,204	594,836
Post-retirement health	75,000	0	0
Unvested and accelerated CAP match (2)	0	11,456	12,620

	Mr. Zalla	Mr. Viviani	Mr. Thompson
Normal Retirement	$664,013	$852,660	$607,456
Unvested and accelerated restricted stock units (1)	639,013	841,204	594,836
Post-retirement health	25,000	0	0
Unvested and accelerated CAP match (2)	0	11,456	12,620
Involuntary Not for Cause or For Good Reason Termination	$1,241,943	$1,455,662	$1,077,765
Cash severance	704,000	782,000	624,000
Non-equity incentive award (MIP)	264,000	322,000	234,000
Unvested and accelerated restricted stock units (1)	247,757	325,219	193,322
Health and welfare benefits	14,686	14,943	14,943
Outplacement service	11,500	11,500	11,500
Change in Control	$3,753,253	$4,406,796	$3,296,698
Cash severance	1,408,000	1,564,000	1,248,000
Non-equity incentive award (MIP)	264,000	322,000	234,000
Unvested and accelerated restricted stock units (1)	639,013	841,204	594,836
Unvested and accelerated LTIP awards	426,255	550,111	319,423
Health and welfare benefits	32,998	34,099	33,763
Outplacement service	11,500	11,500	11,500
Unvested and accelerated CAP match (2)	0	11,456	12,620
Unvested and accelerated 401(k) match	0	10,100	14,297
Potential excise tax gross-up	971,487	1,062,326	828,259
Death	$1,049,013	$1,282,660	$967,456
Unvested and accelerated restricted stock units (1)	639,013	841,204	594,836
Insurance proceeds	410,000	430,000	360,000
Unvested and accelerated CAP match (2)	0	11,456	12,620
Disability	$987,109	$1,121,628	$861,481
Unvested and accelerated restricted stock units (1)	639,013	841,204	594,836
Health and welfare benefits	323,096	268,968	254,025

	Mr. Zalla	Mr. Viviani	Mr. Thompson
Post-retirement health	25,000	0	0
Unvested and accelerated CAP match (2)	0	11,456	12,620

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

(2)	Does not include other deferred compensation reported in the Deferred Compensation Table.

If Messrs. Zalla, Viviani or Thompson were terminated for “cause,” the company match benefit portion of his CAP account and related earnings ($54,572 for Mr. Zalla, $57,281 for Mr. Viviani, and $21,033 for Mr. Thompson at December 31, 2008) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that Messrs. Zalla, Viviani, or Thompson voluntarily terminates his employment other than for “good reason.”

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 regarding the number of shares of common stock that may be issued under the company’s equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,526,584	$16.37(1)	2,910,108(2)
Equity compensation plans not approved by security holders(3)	325,000	$23.16	-0-
Total	2,851,584	$18.08	2,910,108

(1)	Reflects the weighted average of 963,756 options and 12,000 SARs.

(2)

Includes 1,910,108 shares available for future issuance at December 31, 2008 under the Stock Plan, with a sublimit of 330,500 shares available for future grants of stock appreciation rights. Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although the company is authorized to issue new shares under this plan, it expects generally to make open market purchases.

(3)	These options were granted pursuant to Mr. Aguirre’s 2004 employment agreement as an inducement grant in accordance with New York Stock Exchange Rules.

OTHER INFORMATION

Chiquita’s Independent Registered Public Accounting Firm

Change in Independent Registered Public Accounting Firm

The accounting firm of Ernst & Young LLP (E&Y) served as Chiquita’s independent registered public accounting firm for the first quarter of 2008 and all of 2007. As previously described under “PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” PricewaterhouseCoopers LLP (PwC) was engaged in May 2008 as the company’s registered public accounting firm for the fiscal year ending December 31, 2008.

During Chiquita’s fiscal years ended December 31, 2007 and 2006 and through appointment in May 2008, neither the company nor anyone on its behalf consulted with PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Chiquita’s consolidated financial statements, and neither a written report nor oral advice was provided to the company that PwC concluded was an important factor considered by Chiquita in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). In deciding to select PwC, the Audit Committee reviewed auditor independence issues and existing commercial relationships with PwC and concluded that PwC has no commercial relationship with the company that would impair its independence.

The Audit Committee notified E&Y in May 2008 that it was dismissed as Chiquita’s independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending December 31, 2008.

E&Y’s reports on Chiquita’s consolidated financial statements for each of the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were their reports qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2007 and 2006, and in the subsequent interim period through dismissal in May 2008, there was (i) no disagreement between Chiquita and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in its reports on the consolidated financial statements for such years, and (ii) no “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee reviews and pre-approves all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm reports periodically to the Audit Committee regarding the extent of services provided in accordance with the Audit Committee’s pre-approvals and the fees for services performed to date. In 2008, the Audit Committee pre-approved all fees for PwC’s and E&Y’s services, respectively. The Audit Committee determined that the non-audit services provided to the company by PwC in 2008 were compatible with maintaining its independence.

In 2007, the Audit Committee approved guidelines that allow the Chairman of the Committee to approve individual PwC service fees of less than $50,000, with a summary of these services to be provided to the other members of the Audit Committee at its next regularly scheduled meeting. In addition, to accommodate the need for timely performance of certain non-audit services, the Audit Committee annually may pre-approve up to an aggregate of $50,000 for audit-related services, tax compliance services and tax advisory services in support of the tax compliance services without prior discussion of the nature and scope of the services to be provided. To the extent that services requested by company employees differ in nature and scope from the pre-approved items, separate Audit Committee pre-approval will be required prior to commencement of those services.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the audit of the company’s 2008 annual financial statement were $2,642,000. PwC began serving as the company’s independent registered public accounting firm beginning with the second quarter of 2008. These fees also covered the audit of the effectiveness of the company’s internal control over financial reporting at December 31, 2008, the services for the related reviews of consolidated financial statements included in the company’s Forms 10-Q for the second and third quarters of 2008 and the services that are normally provided by the company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements related to periods in 2008. The aggregate fees billed by E&Y for professional audit services were $5,074,000 in 2007 and $200,000 in 2008. These fees covered the audit of the company’s 2007 consolidated financial statement and the effectiveness of its internal control over financial reporting at December 31, 2007, the services for the related reviews of consolidated financial statements included in the company’s Forms 10-Q in 2007 and for the first quarter of 2008 and the services that are normally provided by the company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements related to periods in 2007 and earlier.

Audit-Related Fees

The aggregate fees billed by PwC for assurance and related services that were reasonably related to the performance of the audit or review of the company’s consolidated financial statements not reported under “Audit Fees” above were $171,000 for the second, third and fourth quarters in 2008. The aggregate fees of E&Y for these services were $20,000 for the first quarter of 2008 and $76,000 for all of 2007. These charges represent services primarily pertaining to accounting consultation and assistance regarding potential and actual acquisitions and dispositions.

Tax Fees

The aggregate fees billed by PwC for professional services rendered for tax compliance, tax advice and tax planning were $1,199,430 for 2008. The aggregate fees billed by E&Y were $477,000 in for the first quarter of 2008 and $539,000 in 2007. These amounts represent expatriate tax services for certain employees excluding any employee who has the ability to materially impact the controls over financial reporting and disclosure, consultation on acquisitions, divestitures, consultation on European headquarters move, customs and tax compliance services and other miscellaneous tax advice.

All Other Fees

The aggregate fees billed for all other services rendered by PwC for fiscal year 2008 were $71,000 primarily for assistance with outplacement services for former employees outside the U.S. E&Y did not provide any products or services during 2008 or 2007 other than those reported in the preceding paragraphs.

Related Person Transactions Policy

In 2007, the Board of Directors adopted a written policy with respect to transactions in which the company participates and related persons have a material interest. Related persons include Chiquita’s executive officers, directors, director nominees, 5% or more beneficial owners of Chiquita’s common stock and immediate family members of these persons. Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $100,000 per year. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to the company. The Audit Committee also must believe, if necessary, that the company has developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the company to continue with the transaction, the transaction is fair to the company and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

There were no reportable related person transactions in 2008.

Shareholder Nominations and Proposals at the 2010 Annual Meeting

Advance Notice Requirement for Nominations and Proposals. Under the company’s Certificate of Incorporation, a shareholder will be entitled to nominate directors or submit proposals at the 2010 Annual Meeting only if the company has received proper advance notice of the nomination or proposal prior to the close of business on March 21, 2010. Nominations and submissions after this date will be considered untimely. Information as to how to comply with this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to the company’s Form 8-A filed on March 12, 2002, and can be accessed at www.sec.gov or at www.chiquita.com by clicking on “Investor Relations” and “SEC Filings.” A copy of the Certificate of Incorporation also may be obtained by calling Chiquita at (513) 784-6366. Shareholders may also make recommendations for director nominations to the Nominating & Governance Committee of the Board before December 31, 2008, as described above under “Nominating & Governance Committee.”

Inclusion of Proposals in Proxy Statement. For shareholder proposals to be eligible for inclusion in Chiquita’s Proxy Statement and proxy card for the 2010 Annual Meeting of Shareholders, they must be received by the company by December 11, 2009.

Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary at Chiquita’s executive offices in Cincinnati, Ohio, at:

Chiquita Brands International, Inc.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

Requests for Certain Documents

Chiquita’s 2008 Annual Report to Shareholders is being made available with this Proxy Statement. If you would like to receive a copy of the 2008 Annual Report on Form 10-K or exhibits to the Form 10-K that were filed with the Securities and Exchange Commission, or any of the other documents referred to in this proxy statement, such as the company’s Code of Conduct, Board governance policies and charters of the committees of the Board, we will send them to you if you call (513) 784-6366 or write to us at 250 East Fifth Street, Cincinnati, Ohio 45202, Attn: Corporate Secretary. All of Chiquita’s reports filed with the Securities and Exchange Commission are available at www.sec.gov. You may also access all of these documents at www.chiquita.com by clicking on “Investor Relations” and then either “Corporate Governance” or “SEC Filings.” The documents available on Chiquita’s website are not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the company makes with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ James E. Thompson
James E. Thompson Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio

April 2, 2009

*** Exercise Your Right to Vote ***

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Information
Meeting Type: Annual
For holders as of: 3/23/09
CHIQUITA BRANDS INTERNATIONAL, INC.	Date: 5/20/2009 Time: 10:00 a.m. Eastern Time
	Location:	Chiquita Brands International, Inc.
Chiquita Center
250 E. Fifth Street, 28th Floor
Cincinnati, OH 45202
	Purpose:	To vote on the election of directors and the other matters set forth under “Voting Items” below, and to consider any other matters that may properly be brought before the meeting.
You are receiving this communication because you hold shares in the company named above.
CHIQUITA BRANDS INTERNATIONAL, INC. 250 E. FIFTH STREET CINCINNATI, OH 45202

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 5/6/09.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSAL 2.

1.	ELECTION OF NINE DIRECTORS Nominees:
	01) Fernando Aguirre	06) Clare M. Hasler
	02) Kerrii B. Anderson	07) Durk I. Jager
	03) Howard W. Barker, Jr.	08) Jaime Serra
	04) William H. Camp	09) Steven P. Stanbrook
05) Robert W. Fisher

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M11536 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIQUITA BRANDS INTERNATIONAL, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSAL 2.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1. ELECTION OF NINE DIRECTORS
Nominees:
01) Fernando Aguirre	06) Clare M. Hasler
02) Kerrii B. Anderson	07) Durk I. Jager
03) Howard W. Barker, Jr.	08) Jaime Serra
04) William H. Camp	09) Steven P. Stanbrook
05) Robert W. Fisher
Vote on Proposals							For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.							☐	☐	☐

3. The proxies are further authorized in their discretion to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of all nominees to the board of directors under Proposal 1 and FOR Proposal 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting.		☐	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com.

M11537

CHIQUITA BRANDS INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT

THE ANNUAL MEETING OF SHAREHOLDERS ON WEDNESDAY, MAY 20, 2009

The undersigned hereby appoints Fernando Aguirre and James E. Thompson, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of Common Stock, par value $ .01 per share, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 20, 2009 at 10:00 a.m. EDT, or any adjournment of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE